Exhibit 10.1

Final Version

English Translation by Vischer

of the German Original

Share Purchase Agreement

between

Mr. Eugen Hänggi, domiciled at Grafenfelsweg 14, 4500 Solothurn;

(the “Seller”)

and

Barnes Group Inc., 123 Main Street, P.O. Box 489, Bristol, Connecticut 06011-0489, USA, a corporation organized and existing under Delaware law and another company or companies directly or indirectly controlled by it in accordance with Section 13.8;

(the “Buyer”)

regarding 100% of the share capital of

Heinz Hänggi AG, Stanztechnik

(the “Company”)

Table of Contents

1.	DEFINITIONS		5

2.	PURCHASE AND SALE OF THE SHARES		5

2.1		OBJECT OF THE PURCHASE	5
2.2		PURCHASE PRICE	5

3.	ACTIONS BEFORE CLOSING / CONDITIONS		6

3.1		ACTIONS BEFORE CLOSING	6
	3.1.1	General	6
	3.1.2	Filing	6
	3.1.3	Preparation of Certain Financial Statements	7
	3.1.4	Draft of the Closing Memorandum	7
3.2		CLOSING CONDITIONS	8
	3.2.1	Conditions Precedent to the Obligations of each Party	8
	3.2.2	Conditions Precedent regarding the Obligations of the Buyer	10
	3.2.3	Conditions Precedent regarding the Obligations of the Seller	11
	3.2.4	Non-satisfaction / Rescission	12

4.	CLOSING		13

4.1		DATE AND PLACE OF THE CLOSING	13
4.2		CLOSING ACTIONS OF THE SELLER	13
	4.2.1	Shares	13
	4.2.2	Miscellaneous	13
4.3		CLOSING ACTIONS OF THE BUYER	14
	4.3.1	Regarding the Payment of the Purchase Price	14
	4.3.2	Regarding the Delivery of Barnes Group Stock	14
	4.3.3	Miscellaneous	14

5.	BOARD OF DIRECTORS		15

5.1		DISCHARGE OF THE BOARD OF DIRECTORS	15
5.2		NO RECOURSE AGAINST THE BOARD OF DIRECTORS	15

6.	TRANSFER OF BENEFIT AND RISK / RESPONSIBILITY FOR THE MANAGEMENT		15

7.	REPRESENTATIONS AND WARRANTIES OF THE SELLER		15

7.1		GENERAL	15
7.2		EXECUTION AND PERFORMANCE OF THIS AGREEMENT	16
7.3		CORPORATE MATTERS	17
	7.3.1	General	17
	7.3.2	Property	17
	7.3.3	Capital Structure	17
	7.3.4	Minutes of the Shareholders’ Meetings	17
7.4		BALANCE SHEETS AND INCOME STATEMENTS	17
7.5		PROPERTY AND STATE OF THE ASSETS	18
7.6		INTELLECTUAL PROPERTY RIGHTS	19
7.7		EMPLOYEE BENEFIT PLANS	19
7.8		LITIGATION	19
7.9		PERMITS	20
7.10		INSURANCES	20
7.11		CORPORATE BOOKS	20
7.12		SUBSIDIES	20
7.13		GUARANTEES	21

7.14	FINDERS FEE	21
7.15	DISCLOSURE	21
7.16	NO UNDISCLOSED LIABILITIES	21
7.17	LIABILITY FOR PRODUCTS AND SERVICES	21
7.18	REAL ESTATE	21
7.19	ABSENCE OF CERTAIN CHANGES	22
7.20	MATERIAL CONTRACTS	22
7.21	EMPLOYMENT MATTERS	23
7.22	EFFECT OF SIGNING	24
7.23	SELLER’S CLAIMS	24
7.24	CERTAIN PAYMENTS	24
7.25	INSOLVENCY	25
7.26	INDEBTEDNESS	25
7.27	INFORMATION MEMORANDUM	25
7.28	REGULATION S	25

8	REPRESENTATIONS AND WARRANTIES OF THE BUYER	25

8.1	CORPORATE MATTERS	25
8.2	AUTHORITY TO ENTER AND PERFORM THIS AGREEMENT	26
8.3	FUNDS	26
8.4	CAPITAL STOCK OF THE BUYER AND SEC DOCUMENTS	26

9	ENFORCEMENT OF WARRANTY CLAIMS	26

9.1	PRINCIPLE	26
9.2	REMEDIES OF THE BUYER	27
9.3	EXCLUSION OF WARRANTY CLAIMS	27
9.4	THIRD PARTY CLAIMS	28
9.5	CLAIMS OF THE SELLER	29

10.	PRESCRIPTION / LIMITATION OF CLAIMS FOR REPRESENTATIONS AND WARRANTIES	29

10.1	PRESCRIPTION OF CLAIMS	29
10.2	LIMITATION OF CLAIMS	29
10.3	EXCLUSIVE REMEDIES AND LEGAL CLAIMS	30
10.4	CLAIMS OF THE SELLER	30

11.	COVENANTS / INDEMNITY	30

11.1	CONDUCT OF BUSINESS BETWEEN SIGNING AND CLOSING	30
11.2	NON-COMPETITION AND NON-ENTICEMENT	32
11.3	NAME OF COMPANY	32
11.4	INDEMNITY FOR ENVIRONMENTAL CLAIMS	32
11.5	TERMINATION OF AGREEMENTS	33
11.6	INDEMNITY FOR TAXES	34
11.6.1	Compliance with Tax Law	34
11.6.2	Special Tax Risks	34
11.7	VIOLATION OF TAX RULINGS	35
11.8	INFORMATION OF THE BUYER	36
11.9	RESTRICTIONS ON BARNES GROUP STOCK	36
11.10	CLOSING ACTIONS	36
11.11	CLAIMS OF THE BUYER	36

12.	MAXIMUM AGGREGATE LIABILITY	37

13.	MISCELLANEOUS	38

13.1	CONFIDENTIALITY	38

	13.2	PUBLIC ANNOUNCEMENTS	39
	13.3	EXPENSES, COSTS AND TURNOVER TAX	39
	13.4	NOTICES	39
	13.5	NO WAIVER	40
	13.6	ENTIRE AGREEMENT / REFERENCES / AMENDMENTS	40
	13.7	SEVERABILITY	40
	13.8	NO ASSIGNMENT; ACCESSION TO CONTRACT	40
	13.9	INTEREST	41
	13.10	NO SET-OFF RIGHTS	41

14.		GOVERNING LAW / ARBITRATION	41

	14.1	GOVERNING LAW	41
	14.2	ARBITRATION	41
	11.9.1	Resale Limitations	50
	11.9.2	Regulation S Compliance	50
	11.9.3	Legends	50

Preamble

A.	Heinz Hänggi AG, Stanztechnik is a share company incorporated under Swiss law with its domicile in Bettlach, Switzerland, and is registered in the share register of the Canton of Solothurn under the number CH-254.3.000.409-4. The Seller is the sole shareholder of the Company and owns 100% of the share capital of the Company having a total nominal value of CHF 300,000, divided into 600 registered shares with a nominal value of CHF 500 per share (the “Shares”).

B.	The Seller is registered in the share register as the legal owner of all Shares.

C.	The Seller wishes to ensure the continuance of the Business Activities of the Company and the Buyer wishes to continue the Business Activities of the Company and to grant the Company access to a global distribution network. Therefore, the Seller intends to sell the Shares to the Buyer and the Buyer intends to buy the Shares in accordance with the terms of this Agreement.

D.	Before the signing of this Agreement, the Buyer was comprehensively informed about the Company and the Business Activities of the Company, in particular about its financial, environmental, tax, legal and insurance situation. The respective information was disclosed (i) in a data room, (ii) in the information memorandum of June 2005 (“Information Memorandum”), (iii) in management presentations and (iv) during site visits in Bettlach. The Buyer has reviewed and analyzed the respective information. In addition, the Buyer had the opportunity to interview the key management of the Company. The list of the written data that the Buyer had access to during the sales procedure is attached to this Agreement as Schedule D.

Now, therefore, the parties hereto agree as follows:

1.	Definitions

All capitalized terms have the meaning assigned to them in Annex 1.

2.	Purchase and Sale of the Shares

2.1	Object of the Purchase

The Seller sells to the Buyer and the Buyer purchases from the Seller the Shares in accordance with the terms of this Agreement.

2.2	Purchase Price

The purchase price to be paid by the Buyer to the Seller for the Shares is CHF 162,000,000 (the “Purchase Price”). Therefore, the purchase price for one Share is CHF 270,000. In the amount of CHF 122,000,000, the Purchase Price shall be paid in cash and, in the amount of CHF 40,000,000, in the form of 814,338 shares of Barnes Group Inc which have a par value of USD 0.01 (the “Barnes Group Stock”) The value of one share of Barnes Group Inc. corresponds to the average of the Daily Middle-Rates of the thirty stock exchange days from January 27, 2006 to and including March 10, 2006 of Barnes Group Inc.’s shares as traded on the New York Stock Exchange, provided that if prior to the Closing Date the Buyer shall declare a stock dividend or make distributions upon or subdivide, split up, reclassify or combine the Buyer’s common stock or declare a dividend or make a distribution on the Buyer’s common stock in any security convertible into the Buyer’s common stock, appropriate adjustments will be made to the number of shares of the Buyer’s common stock to be delivered to Seller on the Closing Date.

3.	Actions before Closing / Conditions

3.1	Actions before Closing

3.1.1	General

Subject to the provisions of this Agreement, the parties agree to use their best efforts that:

(a)	the conditions listed in Section 3.2 are fulfilled on or before the Closing Date;

(b)	the parties and their Affiliates take all necessary and/or appropriate actions (to the extent possible) to implement the transaction provided for by this Agreement.

The parties shall work closely together and inform each other as soon as possible about each relevant action undertaken before the Closing.

3.1.2	Filing

The parties shall make all filings required pursuant to Section 3.2.1(a) after the execution of this Agreement. No party shall make a filing without the prior consent of the other party (whereby such consent may not be unreasonably withheld or delayed).

In particular, promptly after signing this Agreement, a complete merger control filing shall be made with the German Bundeskartellamt (the “BKartA”). The filing shall by made by the Buyer in its name and in the name of the Seller. The Buyer shall offer the Seller and its advisors the opportunity to participate in meetings with the competent authorities.

3.1.3	Preparation of Certain Financial Statements

Upon the request of the Buyer, the Seller shall cause the Company, its auditors and its representatives to co-operate with and assist (i) Ernst & Young (“E&Y”) in the compilation and preparation of all relevant statements and restatements of the financial statements of the Company as per December 31, 2004 and December 2005 and of interim financial statements, which are or may be necessary for the Buyer to comply in a timely manner with the reporting and disclosure requirements of the United States Securities and Exchange Commission (“SEC”) and/or the United States Public Company Accounting Oversight (“PCAOB”) and (ii) PricewaterhouseCoopers (“PWC”) in their audit of such financial statements.

The Buyer undertakes to cause itself, its representatives and its auditor to (i) cooperate with and support E&Y and PWC in collecting, preparing and auditing the statements and restatements of the annual financial statements of the Company referred to above; and (ii) instruct E&Y and PwC to perform the above mentioned task as quickly as possible.

In addition, the Seller and the Buyer undertake to provide to E&Y and PWC all relevant information necessary for the preparation and audit of such financial statements.

The Buyer confirms to have instructed E&Y and PwC to enter into a confidentiality agreement with the Company according to which E&Y and PwC do not grant access to the Buyer to any information before the Closing Date that they obtained in connection with the tasks listed in this Section 3.1.3 to the extent such information is not part of the annual financial statements 2004 and 2005 prepared in accordance with US GAAP.

Each party shall bear its own costs in connection with the preparation and audit of the financial statements, all costs and expenses of E&Y and PwC shall be borne by the Buyer irrespective of whether or not the Closing takes place.

3.1.4	Draft of the Closing Memorandum

Not later than three Business Days prior to the anticipated Closing Date, the Seller shall provide the Buyer with the draft of a memorandum that describes the actions pursuant to Sections 3.1 and 3.2 as well as Sections 4.2 and 4.3 and shall serve as evidence for the closing of the transaction provided for by this Agreement (hereinafter the “Closing Memorandum”).

3.2	Closing Conditions

3.2.1	Conditions Precedent to the Obligations of each Party

The respective obligations of the parties regarding the closing of the transaction contemplated under this Agreement shall be subject to the satisfaction or waiver (where permissible) of the following conditions precedent:

(a)	all governmental, administrative or regulatory approvals or notifications as set forth in Annex 3.2.1(a) shall have been obtained or made, respectively, either unconditionally or subject to the satisfaction or compliance, respectively, of certain conditions or commitments required by the relevant authorities (“Governmental Approvals”), such conditions or commitments to be reasonably satisfactory to the parties, or any waiting period and the applicable governmental administrative and/or regulatory laws and regulations shall have expired or shall have been terminated by the competent authorities;

in particular, regarding Germany applies: Within the period of § 40 para. 1 sentence 1 of the merger control act (GWB), BKartA has (i) notified to the filing party the approval of the intended merger or (ii) not notified the entering into a full review procedure (Hauptprüfverfahren); the condition first completed shall be relevant;

in case the BKartA has entered into the full review procedure, within the period of § 40 para. 2 GWB or the period extended in accordance with § 40 para. 2 sentence 4 number 1 GWB, the BKartA, respectively, (i) has notified to the filing party the approval of the intended merger without requirements and conditions and the approval’s effect is not suspended or (ii) has notified the approval of the intended merger with requirements and conditions that are reasonably satisfactory to the parties and the approval’s effect is not suspended or (iii) no prohibition order has been issued; the condition first completed shall be relevant The Parties undertake to agree to an extension of the review period proposed by the BKartA in the full review procedure pursuant to § 40 para. 2 number 1 GWB or to propose to the BKartA through the Buyer such extension in the view of completion of the conditions mentioned.

(b)	no action shall be pending and no order, injunction or decree of any competent court, administrative body or arbitration tribunal exists which prohibits, restrains, impedes or substantially complicates the consummation of the transaction contemplated in this Agreement;

(c)	the Seller and the Company have entered into the following agreements and executed the performances provided for in these agreements or taken the following resolutions, respectively;

(i)	the transfer of the patents listed in Annex 3.2.1(c)(i) from the Seller to the Company at a purchase price of CHF 2,613,900, plus VAT in the amount of CHF 198,656.40, with effect as of the Closing Date, whereby all respective transaction costs accruing before the Closing Date and Taxes of this transfer, if any, are to be borne by the Seller. The costs of the Company’s registration as new owner of the patents in the relevant patent registries shall be borne or paid, respectively, by the Company. The patent transfer agreement and the invoice shall be subject to the requirements for imput tax deduction in accordance with Art. 37 of the Swiss VAT Act;

(ii)	the transfer of the vehicles listed in Annex 3.2.1(c)(ii) from the Company to the Seller at a purchase price of CHF 184,000, including VAT in the amount of CHF 12,996.30;

(iii)	repayment of the shareholder’s loan in the amount of CHF 52,882,070 from the Company to the Seller;

(iv)	payment of a dividend in the amount of CHF 36,180,104 by the Company to the Seller;

(v)	entering into a preliminary contract in accordance with Annex 3.2.1(c)(v) regarding the transfer of the real properties no. 1887 and 1888, plan 50, in Grenchen at a purchase price of CHF 2,429,900 whereby all respective costs of the notary, the public office (Amtsschreiberei) and the land registry costs as well as the real estate transfer tax are to be borne by the Company; all other Taxes of this transfer are to be borne by the Seller;

(vi)	transfer of the securities listed in Annex 3.2.1(c)(vi) from the Company to the Seller at a purchase price of CHF 650,000, whereby non-transferable withholding taxes, if any, are to be borne by the Seller;

(vii)	entering into a lease agreement for the garage listed in Annex 3.2.1(c)(vii);

(viii)	entering into a consultancy agreement in accordance with Annex 3.2.1(c)(viii);

(ix)	entering into a termination agreement in accordance with Annex 3.2.1(c)(ix) regarding (a) the termination of the patent licence agreement between the Seller and the Company with effect as per the Closing Date, (b) the termination of the employment agreement between the Seller and the Company as of the Closing Date, and (c) the termination of the loan agreement referred to in Section 3.2.1(c)(iii) as of the Closing Date.

(d)	the Company and the Buyer shall have received a written tax ruling (see Annex 3.2.1(d)) from the Federal Tax Administration and from the competent tax authorities of the Canton of Solothurn pursuant to which the transactions contemplated by Section 3.2.1(c)(i)-(vi) for the purposes of Federal income tax and Cantonal and Municipal taxes comply with the arm’s length principle and pursuant to which a possible transfer of the patents pursuant to Section 3.2.1(c)(i) after the Closing Date by the Company to an other group company or to a third party does not trigger any Taxes of the Seller subject to the compliance with certain conditions;

(e)	the Seller and the Buyer shall have received a written tax ruling (see Annex 3.2.1(e)) from the competent tax authorities of the Canton of Solothurn and the Federal Tax Administration pursuant to which there is no partial liquidation if the Buyer complies with certain conditions;

(f)	the Company has terminated with effect on or before the Closing Date the accident insurance with Schweizerische Mobiliar Versicherungsgesellschaft dated July 8, 2003 regarding additional benefits in case of accident or sickness of the Seller and the additional accident insurance with Allianz Suisse Versicherung-Gesellschaft dated January 21, 2005 regarding additional benefits in case of accident of the Seller or the Seller has entered into such insurance policies.

3.2.2	Conditions Precedent regarding the Obligations of the Buyer

The respective obligations of the Buyer regarding the performance of the transactions contemplated under this Agreement shall be subject to the satisfaction or waiver (where permissible) of all of the following conditions:

(a)	the representations and warranties of the Seller made in this Agreement are in all material respects true and correct on the date on which these representations and warranties of the Seller have been made;

(b)	the Seller shall have complied in all material respects with his obligations under this Agreement on or before the Closing;

(c)	between the date of the execution of this Agreement and the Closing Date, there shall have been no events, changes or developments that individually or in the aggregate have had or will have with reasonable probability a Material Adverse Effect, provided that the Buyer hereby waives the satisfaction of this condition in the case the Closing takes place after April 28, 2006;

(d)	the six registered mortgage notes in the aggregate amount of CHF 5,500,000, on the Company’s property no. 1246 in Bettlach shall have been transferred and delivered to the Company on the Closing Date;

(e)	The completed and audited financial statements as set forth in Section 3.1.3 of this Agreement required to be filed by the Buyer under applicable laws of the United States of America shall have been delivered to the Buyer.

3.2.3	Conditions Precedent regarding the Obligations of the Seller

The respective obligations of the Seller regarding the performance of the transaction contemplated under this Agreement shall be subject to the satisfaction or waiver (where permissible) of the following conditions president:

(a)	the representations and warranties of the Buyer made in this Agreement are in all material respects true and correct on the date on which these representations and warranties of the Buyer have been made;

(b)	the Buyer shall have complied in all material respects with its obligations under this Agreement on or before the Closing;

(c)	between the date of the execution of this Agreement and the Closing Date, there shall have been no events, changes or developments that individually or in the aggregate have had or will have with reasonable probability a Material Adverse Effect, provided that the Seller hereby waives the satisfaction of this condition in the case the Closing takes place after April 28, 2006.

3.2.4	Non-satisfaction / Rescission

(a)	If the provisions provided for in Sections 3.2.1, 3.2.2, 3.2.3 have not been satisfied or waived in writing on or before the Closing Date, the Closing shall be postponed and shall be performed at the latest five Business Days after the satisfaction or waiver of the conditions and at the latest on August 15, 2006 (the “Long Stop Date”).

The parties shall notify each other immediately after becoming aware of circumstances of which it may reasonably be expected that they lead to a non-satisfaction of the conditions listed in Sections 3.2.1, 3.2.2 and 3.2.3. The parties shall enter into good faith negotiations to resolve the adverse circumstances, and each party shall notwithstanding any other provisions of this Agreement at its own cost endeavour to eliminate the adverse circumstances. At any time before the Closing, (i) the Seller and the Buyer together may (where permissible) waive the conditions listed in Section 3.2.1 (in the aggregate or individually), (ii) the Buyer may waive the conditions listed in Section 3.2.2 (in the aggregate or individually) and (iii) the Seller may waive the conditions listed in Section 3.2.3 (in the aggregate or individually).

(b)	At any time before the Closing, this Agreement may be cancelled:

(i)	by mutual agreement of the Buyer and the Seller;

(ii)	by the Seller on the one hand or the Buyer on the other hand if the Closing has not taken place by the Long Stop Date whereby a party shall not have the right to rescind this Agreement whose non-performance of an obligation under this Agreement has caused the failure of the Closing on or before the Long Stop Date;

(iii)	by the Seller on the one hand or the Buyer on the other hand if a competent authority has issued a final judgment or a final decision regarding Governmental Approvals which prohibits the transaction.

If this Agreement is rescinded pursuant to Section 3.2.4(b), the parties shall not be liable because of such rescission. However, if such rescission is the result of (i) a wilful or grossly negligent breach by one of the parties of its respective obligations pursuant to Section 3.1.1 or (ii) a wilful non-satisfaction of a condition pursuant to this Agreement, the failing party shall be liable for all damages, losses, costs and expenses which have been caused to the other party because of such failure.

In the case of a rescission of this Agreement in accordance with this Section, this Agreement shall be terminated and shall have no effect except for Sections 3.1.3 (para. 4 and 5),13.1, 13.2, 13.3, 13.4, 14.1 and 14.2.

4.	Closing

4.1	Date and Place of the Closing

The Closing shall take place in the offices of Baker & McKenzie, Zurich, or another location agreed to by the parties. The Closing shall take place on the closing date (the “Closing Date”) which is on April 26, 2006, or, if the conditions pursuant to Sections 3.2.1, 3.2.2, 3.2.3 have not been satisfied or waived (where permissible), on the fifth Business Day (if the parties have not agreed to another date in writing) after the satisfaction - or ,where permissible, the waiver - of the conditions listed in Sections 3.2.1, 3.2.2 and 3.2.3 but at the latest on the Long Stop Date. All conditions that typically are satisfied only at the date of the Closing shall have been satisfied at that date or the Parties must have waived them. If the Seller presents a Closing Disclosure Letter pursuant to Section 4.2.2(a) at the Closing, the Buyer shall have the right to request postponement of the Closing by five days.

The parties undertake to reasonably use their best efforts to close this Agreement as soon as possible. If all conditions set forth in Sections 3.2.1, 3.2.2, 3.2.3 are satisfied or (where permissible) waived, the Parties have a claim for specific performance.

4.2	Closing Actions of the Seller

Pursuant to the terms agreed herein, the Seller shall deliver the following to the Buyer simultaneously with the performance of the closing actions by the Buyer:

4.2.1	Shares

All share certificates which represent 100 per cent of the Shares endorsed in blank.

4.2.2	Miscellaneous

(a)	Documents evidencing the satisfaction of the conditions pursuant to Section 3.2.2, in particular written confirmation by the Seller that all conditions precedent regarding the obligations of the Buyer as set forth in Section 3.2.2 are met. If the Seller provides a letter on or before the Closing Date (“Closing Disclosure Letter”) disclosing facts or circumstances that the representations and warranties of the Seller made in this Agreement are not or no longer true and correct on the Closing Date, the Buyer shall have the right to request postponement of the Closing by five days, it being understood that the Closing, in case of such postponement, is still subject to all conditions pursuant to Sections 3.2.1, 3.2.2 and 3.2.3 having been satisfied or waived in accordance with Section 4.1.

(b)	Resignation letters of the auditor and of the persons designated in Schedule 4.2.2(b) (the “Resigning Board of Directors”) with effect as of the Closing Date.

(c)	The unanimous written consent of the board of directors of the Company to the transfer of the Shares to the Buyer and to the registration of the Buyer as shareholder in the share register of the Company.

(d)	The share register of the Company listing the Buyer as owner of the Shares.

(e)	A copy of each power of attorney under which actions pursuant to this Section 4.2 are taken including evidence satisfactory to the Buyer of the signatory power of each person signing on behalf of the Seller.

(f)	Bank forms (Bank- und Postcheck-Formulare) facilitating the deletion of the signing authorities of the Seller and Frau Agnes Hänggi effective as of the Closing Date.

4.3	Closing Actions of the Buyer

Pursuant to the terms agreed herein, the Buyer shall deliver the following to the Seller simultaneously with the performance of the closing actions of the Seller:

4.3.1	Regarding the Payment of the Purchase Price

A facsimile letter of UBS AG confirming the payment of a sum in the amount of the Purchase Price, that is CHF 122,000,000 to an account at a Swiss Bank in the name of the Seller to be specified by the Seller not later than five Business Days prior to the Closing Date.

4.3.2	Regarding the Delivery of Barnes Group Stock

Certificates evidencing the Barnes Group Stock, registered in the name of the Seller.

A legal opinion by the General Counsel of the Buyer as to the shares being validly issued, fully paid and non-assessable.

4.3.3	Miscellaneous

A copy of each power of attorney under which actions pursuant to this Section 4.3 are taken including evidence satisfactory to the Seller of the signatory power of each person signing on behalf of the Buyer.

5.	Board of Directors

5.1	Discharge of the Board of Directors

The Buyer shall make sure that immediately after the Closing, the Company holds a general meeting of all shareholders with the agenda item to grant discharge to the Resigning Board of Directors and that all shareholder votes of the Company vote for the discharge of the Resigning Board of Directors, provided only that to the extent the Company may have claims for director’s liability against the Resigning Board of Directors exclusively based on the fact that no minutes of board of directors’ meetings have been executed or kept in the Company, the discharge shall not be granted.

5.2	No Recourse against the Board of Directors

Subject to article 100 para. 1 CO and subject to any claims of the Buyer under or in connection with this Agreement or in connection with the transactions contemplated in this Agreement, the Buyer hereby waives all its claims against the Seller or its spouse in their functions as members of the board of directors or as an employee of the Company existing as of the Closing Date and warrants that the Company as well waives any such claims. Excluded from this waiver are only potential liability claims which are exclusively based on the fact that no minutes of board of directors’ meetings have been executed or kept in the Company.

6.	Transfer of Benefit and Risk / Responsibility for the Management

Subject to the terms of this Agreement, the benefit and risk regarding the Shares pass to the Buyer as of the Closing Date. As of the Closing Date, the Buyer assumes, subject to the terms of this Agreement, the full responsibility for the Company including its management and business. It is the understanding of the parties that the earnings of the business year 2006 shall be for the benefit of the Buyer

7.	Representations and Warranties of the Seller

7.1	General

The Seller represents and warrants that subject to all limitations in this Agreement, the following declarations, as of the date of the execution of this Agreement and as of the Closing Date, are true and correct. Where any statement in the following representations and warranties is qualified by the expression “to Seller’s best knowledge”, “so far as the Seller is aware” or any similar expression, the Seller is deemed to have knowledge of everything of which the Key Persons have knowledge or ought to have knowledge. If, between signing and the Closing Date, the Seller finds out that a representation and warranty qualified by the expression “to Seller’s best knowledge”, “so far as the Seller is aware” or any similar expression is not correct, he shall promptly inform the Buyer about this.

This Section only contains representations and warranties and the Seller does not give any representations and warranties (neither explicit nor implied nor implicit) that are not explicitly listed in Section 7. Any guarantees in the sense of article 111 CO granted by the Seller are exclusively set forth in Section 11. All other claims of the Buyer arising out of or in connection with this Agreement remain reserved.

The Buyer confirms that it has analyzed the Company and the Business Activities of the Company in the course of a comprehensive due diligence and that it has made all the reviews listed in Letter D of the Preamble. The parties agree that the Seller shall not be liable for breaches of representations and warranties under Section 7 in connection with facts or circumstances if they have been actually known to the Buyer, its proxies, agents and/or advisors and if they have been fairly and explicitly disclosed in an Annex or Schedule to this Agreement, or in the data room or in the Closing Disclosure Letter.

The Buyer confirms in particular and without limitation of the foregoing that the Seller has not made and does not make any warranty regarding budget, business plans, business forecasts or other forecasts of financial, technical or business nature in connection with the Business Activities of the Company.

The Seller undertakes (if any claim is made against him in connection with the sale of the Shares to the Buyer) not to make any claim against the Company or any director, officer or employee of the Company on whom the Seller may have relied before agreeing to any terms of this Agreement or authorizing any statement in the Annexes or the Schedules, save where such claim by the Seller results from fraud or gross negligence.

7.2	Execution and Performance of this Agreement

There are no court or administrative decrees or claims or other legal administrative procedures pending or threatened against the Seller or the Company at a court or an administrative body that would limit or prohibit the performance of the transactions contemplated under this Agreement or contain claims for damages and other requests in connection with the performance of the transactions contemplated under this Agreement. This Agreement constitutes legally valid and binding obligations of the Seller that are enforceable in accordance with its terms subject to the mandatory statutory requirements.

7.3	Corporate Matters

7.3.1	General

The Company is a stock corporation validly incorporated, duly organized and lawfully existing in accordance with Swiss law having its registered domicile in Bettlach, Switzerland. The Company has full corporate power and authority to own or use its respective assets and properties to carry on its business as now being conducted.

The Company does not own, directly or indirectly, other equity or voting interest in any other companies or entities and does not maintain branches or representative offices.

7.3.2	Property

The Seller is the sole legal and beneficial owner and holder of 100% of validly issued Shares of the Company, free and clear of any encumbrances, pre-emption rights and other rights. The Seller is authorized and entitled without limitation to validly sell and transfer such unencumbered and unrestricted ownership of the Shares as per the Closing Date.

7.3.3	Capital Structure

The Company has the share capital listed in Schedule 7.3.3. All the Shares are validly issued and fully paid up to their par value. As of the Closing Date, there are no further share capital, participation or profit certificates, outstanding options, warrants or similar rights and the Company has no obligation to issue such securities.

7.3.4	Minutes of the Shareholders’ Meetings

Schedule 7.3.4 contains a list of all minutes of all shareholders’ meetings of the Company held on or after January 1, 2003. The Seller guarantees that no shareholders’ meeting of the Company has taken any resolutions after January 1, 2003 that are not evidenced in the minutes.

7.4	Balance Sheets and Income Statements

Schedule 7.4 contains copies (i) of the audited balance sheet and income statement of the Company as of December 31, 2003, (ii) the audited balance sheet and income statement of the Company as of December 31, 2004 and (iii) the audited balance sheet and income statement of the Company as of December 31, 2005, in each case, together with the notes and the auditors report (the “Financial Statements”).

The Financial Statements are correct and complete in all material respects and were prepared in accordance with the Accounting Principles and adequately reflect the legally required provisions or reserves for all Taxes. They reflect correctly the financial situation of the Company as of the end of period date of the Financial Statements in compliance with the applicable mandatory statutory requirements and of the Accounting Principles and subject to the notes and limitations pursuant to Schedule 7.4.

To the best knowledge of the Seller, except as set forth in Schedule 7.4, the Company does not have any liabilities except for liabilities (i) shown in the Financial Statements, (ii) incurred in the ordinary course of business since December 31, 2005, or (iii) arising from agreements and contracts (other than as a result of the breach by, or the default of, the Company thereunder) that have been entered into by the Company in the ordinary course of business or in connection with transactions contemplated by this Agreement.

7.5	Property and State of the Assets

Except as disclosed in Schedule 7.5.(i) (save for any assets which are not material for the Company and save for non-material assets which have been disposed of in the ordinary course of business between signing and closing of this Agreement and save for assets which have been or will be sold pursuant to Section 3.2.1(c) of this Agreement), the assets that are either owned by the Company or that the Company is entitledto use pursuant to existing rent or lease agreements constitute all of the assets necessary for the continued conduct of the Business Activities of the Company as the same are currently being conducted.

Except as disclosed in Schedule 7.5(ii), and save for assets which have been or will be sold between signing and closing pursuant to Section 3.2.1(c) of this Agreement, the Company owns good and valid title to all material assets. In particular, the Company is the owner of all tools listed in Schedule 7.5(iii).

The assets of the Company are free of any encumbrances (except for encumbrances pursuant to Schedule 7.5(iv) or such encumbrances with which the assets have been encumbered by virtue of law or that are reflected in the Financial Statements). These assets are (except for ordinary wear and tear) in good and operative condition, fully maintained and safe to operate. All inventories of the Company are of a quantity and quality usable and saleable in the ordinary course of business and no part of the inventory of the Company is slow moving, damaged, defective, or obsolete, except to the extent such items of inventory have been written down in accordance with the Accounting Principles, or for which adequate provisions have been provided.

The provisions of this Section 7.5 are not applicable to Intellectual Property Rights and Intellectual Property Rights are no assets in the sense of this Section 7.5.

7.6	Intellectual Property Rights

Regarding all Intellectual Property Rights that are necessary for the existing Business Activities of the Company, the Company is the owner or, pursuant to an existing licence agreement, the licensee or has a title with equal effect. In particular, as of the Closing Date, the Company is the owner of the patents of the internationally registered patent family “Process and Device for Stamping Holes in flat Workpieces” (as described in WO96/07493) as well as the trademarks, designs and domain names as listed in Schedule 7.6(i) and licensee of the software listed in Schedule 7.6(ii). Schedule 7.6(ii) lists all material license agreements of the Company. To the best knowledge of the Seller, no claims of third parties are pending or threatened against the Company in connection with the Company’s use of the Company’s Intellectual Property Rights.

All due registration fees for the Intellectual Property Rights registered in the name of, or held for the benefit of, the Company and all due licenses are fully paid.

7.7	Employee Benefit Plans

The Company is in compliance with all applicable social security and pension law requirements. Schedule 7.7 contains a list of the pension plans, insurance policies or similar obligations of the Company in connection with employee benefit plans (the “Employee Benefit Plans”). The Employee Benefit Plans of the Company comply in all material respects with applicable law. In addition to the Employee Benefit Plans, there are no other pension plans or similar schemes. The Company has paid all contributions to the Employee Benefit Plans in accordance with applicable laws and regulations and the documents which govern the terms of such plans. All contributions to the Employee Benefit Plans have been paid when becoming due or have been provisioned for accordingly in the Financial Statements.

The Employee Benefit Plans have no claims against the Company other than for the current ordinary contributions and as set out in the Employee Benefit Plans. None of the Employee Benefit Plans has any accumulated funding deficiency on the regulatory basis as per the BVG Law at the Closing Date.

7.8	Litigation

There are neither actions, claims, suits, investigations, inquiries or proceedings pending or threatened against the Company before any court, arbitral tribunal or administrative board, agency or commission which involve a claim by a governmental or regulatory authority, or by a third party, against the Company, nor are there, to Seller’s best knowledge, any facts or circumstances which could give rise to such litigation, and, with the exception of those that have been disclosed to the Buyer in Schedule 7.8, the Seller is not aware of any suits, arbitral or administrative procedures or other investigations or governmental queries that have been threatened against the Company.

7.9	Permits

The Company has all material approvals and permits that are needed for the continuance of its operations. The Company conducts and has conducted its business in all material respects in compliance with the laws applicable to it.

7.10	Insurances

The Company has entered into the insurance policies listed in Schedule 7.10. There are no claims in connection with existing insurance policies pending. The Company does not violate any of these insurance policies. These insurance policies are in full force and effect and no notice of cancellation with respect to, or disallowance of any claim under, or increase of premium for, any such policy has been received by the Company. All premiums due thereon have been paid in a timely manner in accordance with ordinary business practices.

No material act, omission, misrepresentation or non-disclosure has occurred which makes any of the insurance policies voidable, nor have any circumstances arisen which would render any of these policies void or unenforceable for illegality or otherwise, nor has there been any breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the insurance policies.

There is no claim in an amount exceeding CHF 50,000 outstanding under any of the insurance policies (or under any policies previously held by the Company). All material claims have been settled in full and there are no circumstances which exist which are likely to give rise to such a claim.

All material incidents that occurred and became known before the Closing Date and that could result in a claim under any insurance policy have been notified to the relevant insurers by the Seller.

7.11	Corporate Books

All corporate books and records (including electronically kept records) of the Company including all agreements, contractual information, customer lists, accounting documentation as well as all documents in connection with the VAT (the “Books”) are correct and complete with respect to all relevant matters in connection with all business and financial transactions of the Company. At the Closing Date, all of those books and records will be in the possession of the Company.

7.12	Subsidies

The Company has applied for, received and used all governmental subsidies in compliance with applicable laws and in accordance with all public provisions and regulations. No such payment of a government, in particular no subsidy and/or subvention, has to be reimbursed in connection with this Agreement or for other reasons.

7.13	Guarantees

The Company has not issued any surety, guarantee or comfort letter in favour of third parties and is neither unconditionally nor conditionally liable for any obligations of third parties.

7.14	Finders Fee

The Company is not obliged vis-à-vis any third party to pay any amount for solicitation of an offer or a similar service in connection with the sale of the Shares.

7.15	Disclosure

All information disclosed by the Seller to the Buyer in the course of the due diligence is true, complete and not misleading. To the best knowledge of the Seller, there are no material facts that have not been disclosed.

7.16	No Undisclosed Liabilities

Apart from the liabilities disclosed in the Financial Statements and in the notes and limitations pursuant to Schedule 7.4, the Company has up to the Closing Date no material liabilities or obligations that result from transactions, actions, missions or facts that exist up to the Closing Date except for:

(i)	Liabilities that are shown in the Financial Statements 2005 (including the pertaining notes);

(ii)	Liabilities and obligations that have been entered into in the ordinary course of business after the date of the Financial Statements 2005 (whereby no liability is the consequence of a breach of contract, breach of guarantee, breach of law or a law suit); and

(iii)	Liabilities and obligations in connection with this Agreement or such that have been disclosed in this Agreement.

7.17	Liability for Products and Services

To the best knowledge of the Seller, third parties have no liability claims against the Company because of products or services delivered by the Company except for customary warranty claims in connection with the delivery of goods.

7.18	Real Estate

The Company is the legal owner of the real estate listed in Schedule 7.18. The description of the real estate in Schedule 7.18 is true and complete.

The property no. 24, plan 1, in Bettlach is in the industrial zone and permits a use in the kind of the Business Activities of the Company.

7.19	Absence of Certain Changes

Except as set forth in Schedule 7.19, since January 1, 2006 (i) the business of the Company has been carried on in the ordinary course of business consistent with past practice and sound business practice of the industry, (ii) no liabilities or contingent liabilities have been occurred which are to be reflected in the balance sheets or in its notes based on applicable Accounting Principles if the Company would establish accounts as of the date of this Agreement or as of the Closing Date, and (iii) there have not been:

(a)	any matters, facts or circumstances which have had or are reasonably likely to have a Material Adverse Effect, provided that the Buyer hereby waives the satisfaction of this condition in the case the Closing takes place after April 28, 2006;

(b)	any declaration of dividends or dividend payment (either hidden or expressly), or any distribution of capital income by the Company to the Seller or an Affiliate or any third party except as disclosed in this Agreement;

(c)	any increase in the compensation payable by the Company to any of its directors other than in accordance with agreements, collective bargaining arrangements or in the ordinary course of business;

(d)	any payment made, or assets transferred, by the Company outside of the ordinary course of business except of those contemplated by this Agreement;

(e)	any material change in accounting policies (including without limitation inventory or debt provisioning policy), rebates or trade discounts; or

(f)	any commitment to do any of the foregoing.

7.20	Material Contracts

Schedule 7.20(i) contains a list of all contracts material for the business of the Company and in force at the date of signing of this Agreement. None of the contracts, except for such listed in Schedule 7.20(ii), contains unusual conditions (in particular terms of more than two years, notice periods of more than six months, contractual penalties, so called change of control clauses, restrictions for the Company to engage in any line of business or similar contract risks). None of these contracts has been terminated or cancelled and there are no indications that a business partner may terminate the business relationship with the Company as a consequence of the execution of the transactions provided for in this Agreement.

Schedule 7.20(iii) contains a list of the ten most important customers and suppliers of the Company in the year 2005. To Seller’s best knowledge, there are no grounds or indications that any of these customers and suppliers may terminate their business relationship with the Company.

7.21	Employment Matters

Save as set forth in Schedule 7.21 no employee has a notice period longer than six months nor is there a termination compensation payable for termination on due notice, which would exceed the equivalent of six months’ salary. The employment agreements are substantially - unless disclosed otherwise - on terms as disclosed in Schedule 7.21. Since January 1, 2005, there has been no material change in the number of employees of the Company or in the terms and conditions of their employment or remuneration other than in the ordinary course of business. There are no material salary increases resolved but not yet implemented. There are no employment or benefit agreements, plans or arrangements entitling the employee to severance or other payment upon a change of control of the Company.

The Seller has not given notice of termination to any of the Key Persons, nor received the notice of termination of any Key Person, nor have the Seller and any Key Person entered into a termination agreement.

The Seller has not given notice of termination to any of the Key Persons as set out in Schedule 7.21, nor received the notice of termination of such Key Person, nor have the Seller and such Key Person entered into a termination agreement.

The Company has complied and does comply in all material respects with all obligations imposed on employers pursuant to employment law. The Company is not involved in any pending litigation with any of the relevant trade union, works councils and employee representatives and there is no strike, slowdown or stoppage actually pending or, to Seller’s knowledge, threatened to occur against the Company. No mass dismissals, in particular those which would give rise to any notification to public or governmental or self-regulatory authorities, have been announced since January 1, 2004 or are being planned. There is no dispute between the Company and any of its current or former employee, director or consultant except as disclosed in Schedule 7.21.

Schedule 7.21 contains true and correct information about the senior executive officers and managers of the Company and their respective annual salaries, bonuses and other compensation, including, but not limited to, directors’ fees, and any bonus, incentive or other payments payable to such persons by the Seller or the Company. The financial obligations that have arisen out of any of such bonus or incentive schemes and benefits (including holidays and overtime entitlements) in the last three years are listed in Schedule 7.21.

No promises or assurances have been communicated to any Key Person regarding any material change to his or her terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefits or any discretionary arrangement or practice and the consummation of the transactions contemplated under this Agreement will not entitle any employee of the Company to severance payment, unemployment compensation or any other form of payment.

7.22	Effect of Signing

Except as set forth in Schedule 7.22, the signing of this Agreement does not, and the consummation of the transactions contemplated herein will not (i) violate any provisions of any law or order of any court or governmental authority binding upon, or applicable to, the Seller, (ii) breach, violate or constitute a default under or an event which would give rise to any right of termination or cancellation, in accordance with the express terms of any agreement to which the Seller or the Company is a party, or by which the Seller or the Company or any of their properties or assets may be bound (iii) violate or conflict with any legal requirement, judgment, order, writ, injunction, decree or other requirement of any court, arbitral tribunal or of any governmental body or agency thereof applicable to the Seller, or the Company or by which any of its properties or assets may be bound, or (iv) except as expressly provided in this Agreement, require any registration or filing by the Seller or the Company with, or any permit, license, exemption, consent, authorization or approval of, or the giving of any notice by the Seller or the Company to, any governmental or regulatory body, agency, commission or authority.

7.23	Seller’s Claims

Except as disclosed in Schedule 7.23, neither the Seller nor an Affiliate has any claims of any nature whatsoever against the Company or any of its directors, agents or employees as per the Closing Date. For the purposes of this Section 7.23, the term “Affiliate” shall also include Seller’s spouse, siblings, brother in law and children.

7.24	Certain Payments

Since January 1, 2000, neither the Company nor any director, officer, agent, or employee of the Company, or any other person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, payoff, influence payment, or kickback to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favourable treatment in securing business, (ii) to pay for favourable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any legal requirements, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

7.25	Insolvency

No order has been made and no resolution has been passed for the winding-up for reasons of insolvency (including Konkurs, Zwangsliquidation) of the Company or for a provisional liquidator (including Nachlassverfahren, Notstundung) to be appointed in respect of the Company.

7.26	Indebtedness

Schedule 7.26 contains a list of all overdrafts, loans, debentures, acceptance lines or other borrowings or financial facilities as at the Closing Date (the “Facilities”) which are outstanding against third parties or are made available by third parties to the Company in amounts exceeding CHF 100,000 and a list of any guarantee, security or other lien in relation thereto and all material documents relating to the Facilities are listed in Schedule 7.26.

7.27	Information Memorandum

The Seller has made available an Information Memorandum to the Buyer. The Information Memorandum has been prepared with the due care which an enterprise active in the same industry would apply. The factual data used to prepare the Information Memorandum were, at the time when they were collected, to Seller’s knowledge, true and correct in all material respects.

7.28	Regulation S

Annex 7.28 is an integral part of this Section 7.28.

8.	Representations and Warranties of the Buyer

The Buyer gives the representations and warranties of this Section 8 as of the date of this Agreement or another date specified in a specific provision of this Section 8 and as of the Closing Date.

The Buyer does not give any warranties (neither explicit nor implied nor implicit) that are not explicitly listed in Section 8 of this Agreement nor does it give any guarantees in this Section 8.

8.1	Corporate Matters

The Buyer has been validly incorporated in accordance with the laws of Delaware and is validly existing and is neither in liquidation nor in composition proceedings or in any other similar procedure. The Buyer has all requisite corporate power and authority to carry on its business as such business is now being conducted.

8.2	Authority to Enter and Perform this Agreement

The Buyer is authorized to enter into and perform this Agreement. There are no court or administrative decrees or claims or other legal administrative procedures pending or threatened against the Buyer at a court or a administrative body that would limit or prohibit the performance of the transaction contemplated under this Agreement or contain claims for damages and other requests in connection with the performance of the transaction contemplated under this Agreement. Neither the execution nor the delivery of this Agreement results in a breach of any provisions by which the Buyer is bound.

In particular, the Buyer represents that no governmental or securities exchange approvals of its country of domicile are necessary for the signing and closing of this Agreement.

8.3	Funds

The Buyer represents and warrants that it will have as of the Closing Date the necessary funds, respectively, the necessary number of shares of Barnes Group Inc. available to pay the Purchase Price.

8.4	Capital Stock of the Buyer and SEC Documents

Annex 8.4 is an integral part of this Section 8.4.

9.	Enforcement of Warranty Claims

9.1	Principle

In case of a breach of a representation or warranty made by the Seller in Section 7 of this Agreement, the Seller shall have the right, at Seller’s cost, within a reasonable period of time to fully restore the Buyer or the Company in the same position they would have been in if the representations and warranties of the Seller in this Agreement had been true and correct and not been violated (restitution in kind) or alternatively the Seller shall have the option to pay damages for non-performance of this Agreement instead. If, and to the extent, such cure cannot be effected, or is not effected within such time period, the Seller shall be liable to the Buyer, irrespective of any fault of the Seller, for any damage, loss, expense or costs (including reasonable expenditures for legal representation) incurred or sustained by the Company or the Buyer to establish the state represented or warranted in the representations and warranties set forth in Section 7. The parties agree that the Seller (i) shall be exclusively liable for the actual damages that the Company or the Buyer incur and (ii) shall under no circumstances be liable for subsequent damages that the Company or the Buyer may suffer (the “Losses”) except for claims of the Buyer for violation of Section 7.3.2 (Property).

If a representation or warranty of the Seller, which is qualified by the expression “to Seller’s best knowledge”, “so far as the Seller is aware” or any similar expression is actually breached if such representation or warranty would not be so qualified, then, the Buyer may exercise all rights under this Agreement against the Buyer; provided, however, that the Seller shall only be liable for half of the claim the Buyer is entitled to.

9.2	Remedies of the Buyer

If the Buyer wants to enforce a claim for a breach of a representation or warranty pursuant to Section 7 of this Agreement (hereinafter “Buyer’s Claim”), the Buyer shall within 60 Business Days after full discovery of such breach of a representation or warranty of the Seller notify the Seller in writing about the breach including a reasonable detailed description of the breach of contract, to the extent known at that time, including the damages that the Company or the Buyer, respectively, suffered or will suffer because of such breach. Upon the Buyer notifying the Seller in writing about the breach of a representation or warranty of the Seller, the Buyer shall bring an action pursuant to Section 14 of this Agreement within 270 calendar days if the claims made in writing pursuant to the provisions of this Section 9.2 exceed the thresholds defined in Section 10.2 unless the Buyer and the Seller agree in writing on an extension of this time limit before the lapse of this time limit.

Failure to deliver the Buyer’s Claim within the sixty days deadline set forth above shall not exclude the Seller’s liability, provided, however, that the Seller shall not be liable for any damage, loss, expense or cost caused or aggregated by the Buyer’s failure to give duly and timely notice within the sixty days period pursuant this Section 9.2.

Without prejudice to the validity of the Buyer’s Claim, the Buyer shall allow the Seller and its auditors as well as its other advisors to investigate the facts and the circumstances on which the Buyer’s Claim is based and to determine whether there is a potential Buyer’s Claim and what its amount may be. Further, the Buyer shall provide the Seller with such information and support that the Seller reasonably requires.

The procedure provided for in this Section 9.2 shall be in lieu of and to the exclusion of the Buyer’s obligations of immediate examination and notice to the Seller pursuant to article 201 CO.

9.3	Exclusion of Warranty Claims

The Seller shall not be liable for breaches of a representation or a warranty under Section 7 of this Agreement and the Buyer may not make a Buyer’s Claim based on this Agreement if and to the extent that:

(a)	the Buyer’s Claim relates to any matter that has been considered in the Financial Statements in the sense of a provision for doubtful debts or a provision or disclosed in an annex to the Financial Statements;

(b)	the Buyer’s Claim is covered by a third party or an insurance policy and could have been asserted;

(c)	the payment or rectification of a matter that caused a Buyer’s Claim results in a tax advantage for the Buyer or the Company;

(d)	the Buyer’s Claim is caused by a violation of the duty of the Buyer or the Company after the Closing Date to mitigate damages even if the damage is caused by a breach of a warranty made by the Seller in this Agreement;

(e)	the Buyer’s Claim is the result of a change in law or of the judicial or administrative practices after the Closing Date, that was not in force at the Closing Date; this shall also apply if and to the extent the above causes have only increased the Buyer’s Claim;

(f)	The procedures provided for in Sections 9.2 and/or 9.4 have not been complied with by the Buyer or the Company;

(g)	the matter that has caused the Buyer’s Claim has its base in a Material Adverse Effect and this matter has been disclosed to the Buyer in the Closing Disclosure Letter.

The Seller shall not be liable for any Buyer’s Claims if and to the extent the Buyer or the Company have caused such Buyer’s Claim after the Closing Date. When calculating the amount of the Seller’s liability all benefits in connection with the relevant matter shall be considered (set-off of benefits) and the Seller shall not be liable in connection with Buyer’s Claims arising from this Agreement to the extent that the Buyer or the Company or an Affiliate of the Buyer have realized savings or a financial net benefit resulting from the circumstance causing the liability.

9.4	Third Party Claims

In case of any suit or threatened suit against the Company or the Buyer by a third party including governmental bodies or in case the Company or the Buyer is the subject of an inspection or review by the tax authority, which may result in a Buyer’s Claim (the “Third Party Claim”), the Buyer shall notify the Seller immediately about such Third Party Claim, in particular, in connection with tax audits or investigations. The Buyer shall ensure that the Seller receives all documents, information and support in connection with a Third Party Claim and that it has a reasonable possibility to discuss with the Buyer all litigation in connection with a Third Party Claim beforehand and that the Seller is served without delay with copies of all relevant decisions of all governmental bodies.

In connection with Third Party Claims, there shall be no concessions in the name of the Buyer or the Company and no settlement and no other cessation of the suit without the Seller having given its consent in writing beforehand, which consent shall not be unreasonably withheld or delayed. In addition, the Seller shall be entitled at his sole discretion at its own expense to undertake all necessary steps (or to cause the Buyer or the Company to undertake such steps) that he deems necessary to prevent, defend, appeal, settle or contest a Third Party Claim in the name of the Buyer or the Company, respectively (including the filing of counterclaims against third parties). The Buyer as well as the Company shall give the Seller the necessary information and support provided the Seller demands it and the Seller bears the costs and expenses thereof.

To the extent the Seller has breached a warranty in this Agreement, he shall bear all reasonable costs and expenses that result from the defence of a Third Party Claim as well as the external costs of the Company (attorneys, advisors, courts, etc.).

9.5	Claims of the Seller

The provisions of Sections 9.1 through 9.4 apply mutatis mutandis to claims of the Seller because of violations in connection with warranties of the Buyer.

10.	Prescription / Limitation of Claims for Representations and Warranties

10.1	Prescription of Claims

All claims of the Buyer for violations of representations and warranties pursuant to Section 7 of this Agreement shall lapse within eighteen (18) months after the Closing Date. Excluded from this are all claims listed in Section 7.7 (Employee Benefit Plans) of the Buyer whereby the respective claims shall lapse within three (3) months after expiration of the applicable statute of limitations as well as those in Section 7.3.2 (Property) which shall lapse within ten years of the Closing Date (together “Time Limits”).

It is agreed and understood that a Buyer’s Claim pursuant to Section 9.2 is deemed to be made on time if notified to the Seller on or before the date set forth in Section 10.1 whereby the settlement of such claim may take place after the date set forth in Section 10.1 without the claim lapsing pursuant to Section 10.1 if the Buyer initiates a lawsuit within three (3) months of the lapse of the respective Time Limits. The parties explicitly waive all of the obligations of the Buyer pursuant to and in application of article 201 CO.

10.2	Limitation of Claims

The Seller shall not be liable for violations of representations and warranties pursuant to Section 7 of this Agreement if the amount of an individual claim is less than CHF 100,000 (the “De Minimis Amount”) and if the aggregate amount of all claims (except for the above de minimis claims that do not exceed the De Minimis Amount in the individual case) is less than CHF 1,000,000 (the “Threshold”), it being understood that if the aggregate amount exceeds CHF 1,000,000 then the Seller shall be liable for the entire amount. The Seller shall not be liable pursuant to this Agreement if and to the extent that the Seller had already been liable pursuant to this Agreement based on the same matter or fact (no “double-dip”).

10.3	Exclusive Remedies and Legal Claims

The parties agree that the remedies and legal claims that the Buyer or the Company shall have vis-à-vis the Seller for violations of representations and warranties of the Seller pursuant to Section 7 of this Agreement shall be governed solely by this Agreement and that only the remedies and legal claims provided for in this Agreement shall be available to the Buyer and the Company. Except for the rights that the Buyer has pursuant to the above Sections 3.2.4 and 9 there shall be no remedies and legal claims, in particular, no right to rescind this Agreement and no right for damages for any kind of breach of warranty (to the exclusion of those explicitly listed in this Agreement) and all remedies and legal claims of the Buyer are explicitly excluded and waived (except for claims based on gross negligence, fraud, and other wilful breaches of contract). In particular and without prejudice to the foregoing, the Buyer explicitly waives the rights in accordance with article 24 or 205 CO or otherwise to rescind this Agreement. The parties agree that the representations and warranties of the Seller are deemed to be the exclusive and specific remedies and legal claims of the Buyer pursuant to Section 9 and subject to the limitations of this Section 10 and that the representations and warranties of the Seller shall not serve to grant to the Buyer remedies and legal claims other than those provided for in this Agreement.

The Buyer hereby confirms that all facts relevant for the Buyer in the sense of article 24 CO are covered by the warranties made by the Seller in Section 7 of this Agreement.

10.4	Claims of the Seller

The provisions of Sections 10.1 through 10.3 and Section 12 apply mutatis mutandis to claims of the Seller because of violations in connection with warranties of the Buyer.

11.	Covenants / Indemnity

11.1	Conduct of Business between Signing and Closing

Subject to the other provisions of this Agreement, the Seller shall at all times from the date of this Agreement up to an including the Closing Date cause the

Company to conduct its operations actively as a going concern in the ordinary course of business and consistent with past practice.

In particular, Seller shall procure that the Company shall only with the prior consent of the Buyer (or, if applicable administrative or regulatory laws do not so permit, prior consultation of Buyer) do or agree to do the following from the date of this Agreement through the Closing Date:

(a)	do anything that would materially interfere with the consummation of the transactions contemplated under this Agreement;

(b)	make any hiring or material change to the terms of employment of any director, officer or employee of the Company;

(c)	form or enter into any material partnership, consortium, joint venture or other incorporated association;

(d)	delay payment, change invoicing and payment terms other than consistent with prior business practice;

(e)	alter or amend in any manner the articles of incorporation or organization regulations of the Company;

(f)	increase, reduce or otherwise change the share capital, or grant any option or conversion rights on the equity of the Company;

(g)	enter into, increase or extend any liability under any guarantee or indemnity outside the ordinary course of business, except as contemplated by this Agreement;

(h)	sell, encumber or transfer any assets outside the ordinary course of business, except as contemplated by this Agreement;

(i)	grant, create or allow to be created any lien over any of its assets other than charges arising by operation of law or in the ordinary course of business;

(j)	borrow any money or incur any indebtedness;

(k)	incur other liabilities outside the ordinary course of business;

(l)	pay, discharge or satisfy any claim, liability or obligation other than in the ordinary course of business;

(m)	declare, make or pay any dividend or other distribution (including hidden profit distributions of any kind) with respect to the Shares, except as contemplated by this Agreement;

(n)	terminate, materially amend or enter into any of the material contracts as set forth in Schedule 7.20(i) except as contemplated in this Agreement.

11.2	Non-Competition and Non-Enticement

The Seller agrees that he will not directly or indirectly (including through Affiliates) compete with the Company in activities currently performed by the Company in the areas of subsequent punching, micro punching, fine cutting and converting for a period of ten years within the territory of Switzerland and three years within the territory of the European Union from the Closing Date. All customer data belong exclusively to the Company.

From the date of this Agreement up to three years after the Closing Date, the Seller shall not directly or indirectly solicit or entice away employees of the Company. The Seller undertakes that the Affiliates also comply with this non-enticement provision.

Further, the Seller agrees that he shall not support financially or technically his wife or any relative in a competing business to the extent they are active in a way and during a time period that were not permitted to the Seller.

11.3	Name of Company

The Seller takes notice and agrees that the Company shall have the exclusive right to continue to use the corporate name Heinz Hänggi AG, Stanztechnik.

11.4	Indemnity for Environmental Claims

The Seller will indemnify and will hold harmless the Buyer and the Company for and against any and all liabilities, costs and expenses resulting from, arising out of, or relating to any inaccuracy in the following statements:

(a)	Neither the assets used by the Company for its respective operations nor the hazardous materials present on the properties owned or used by the Company are likely to constitute a risk to the environment or human health, due, in particular, to the manufacture, storage, transport, presence or use of toxic or dangerous substances, as long as used according to their purpose and pursuant to legal requirements.

(b)	The Company has complied in all material respects with all applicable legal requirements related to the environment (air, water, land and any other matter classed as the “environment”), health and safety (the “Environmental Laws”) relating to the Company, to the business carried on (whether at the date hereof or previously) by it and to the land and premises including the properties owned, occupied or used by it at any time in the past.

(c)	The Company has obtained in all material respects any and all permits required by Environmental Laws and has complied in all material respects with the terms and conditions of any and all permits made or issued pursuant to or under or required by Environmental Laws, all of which permits are, at the date hereof, in effect, and no circumstances exist, at the date hereof, which will result in a material modification, supervision, revocation or non-renewal of such permits.

(d)	In connection with Environmental Laws, there is no material civil, criminal or administrative action, claim, investigation or other proceeding or suit active, pending or threatened against the Company or any of its officers or directors.

(e)	There are no contaminated sites or pre-existing conditions (including Altlasten) at any property owned, operated or otherwise used by the Company (irrespective or whether currently or at any time in the past) that could give rise to liability of the Company.

(f)	There are no prohibitions, injunctions, restrictions or limitations on the free use or disposal by the Company of any of its movable assets and real property arising from Environmental Laws, and there are no facts or circumstances which may provide a basis for any such prohibition, injunction, restriction or limitation.

(g)	No authority, former or existing owner or operator of real estate formerly or currently owned or operated by the Company has or may have a claim against the Buyer or the Company relating to environment or arising from Environmental Laws for the time before the Closing Date and no former or current operation or use of any such real estate could result in a claim arising from Environmental Laws against the Buyer or the Company.

11.5	Termination of Agreements

On or before the Closing Date, the Seller shall have terminated all existing Agreements between the Company and the Seller and/or the Company and Affiliates, if any, of the Seller effective as of the Closing Date – to the exclusion of the Agreements listed in Section 3.2.1 or in Schedule 11.5. The Seller guarantees that the termination of such Agreements does not oblige the Company to pay any compensation for the termination, e.g. termination compensations or any reimbursements because of notice periods that exceed the Closing Date. For the purposes of this Section 11.5, the term “Affiliate” shall also include Seller’s spouse, brother and children.

11.6	Indemnity for Taxes

11.6.1	Compliance with Tax Law

The Seller will be indemnify and will hold harmless the Buyer and the Company for and against any and all Taxes, liabilities, costs and expenses resulting from, arising out of, or relating to any inaccuracy in the following statements:

(a)	Regarding Taxes, the Company has complied with all laws and regulations.

(b)	The Company has timely filed all Tax Returns required to be filed pursuant to legal or other binding rules. The information contained in these Tax Returns are in all material respects correct and complete and reflect the Taxes of the Company for the respective period comprehensively.

(c)	All Taxes have been paid or will be paid before the Closing Date if they have become due by that date. The Financial Statements 2005 contain provisions for all Taxes of which the connecting factors in the corresponding legislation have materialized on or before December 31, 2005 if such Taxes have not been paid, or, although arisen on or before December 31, 2005, have not become due on or before December 31, 2005

(d)	Subject to the agreements listed in Schedule 11.6.1, there are no written tax agreements between the Company or the Seller and the Tax Authorities relating to the Company.

11.6.2	Special Tax Risks

The Seller shall indemnify and hold harmless the Buyer or the Company completely for all Taxes owed or to be borne by the Company and that (i) have arisen before the Closing Date or of which the connecting factors in the corresponding legislation have materialized before the Closing Date and (ii) that are assessed or determined subsequently in a supplementary or criminal tax procedure, or as the consequence of a revision by the Tax Authorities or as an additional charge of value added tax provided such Taxes are not explicitly borne by the Buyer or the Company pursuant to Section 3.2.1(c), 11.7 or 13.3 of this Agreement. If the Taxes are not exclusively based on connecting factors in the corresponding legislation which have materialized before the Closing Date but also relate to the remaining tax or contribution period, respectively, of 2006, the timely allocation shall be pro rata temporis.

11.7	Violation of Tax Rulings

The Buyer undertakes and guarantees in the sense of article 111 CO (i) that the Purchase Price pursuant to Section 2.2 during the periods granted in the tax rulings attached in Annex 3.2.1(e) will not be refinanced out of the Company, (ii) that it or the Company does not and will not during the periods provided in the tax rulings in Annex 3.2.1(d) and Annex 3.2.1(e) make any transaction or action that could lead to the tax consequences based on an indirect partial or total liquidation at the Seller, and (iii) that during the period granted in the tax ruling attached in Annex 3.2.1(d) the Company will not and the Buyer shall not cause the Company to transfer the patents acquired from the Seller to a group company or a third party at a higher price than agreed in writing with the competent tax authority.

The Buyer will indemnify and will hold harmless the Seller for and against any and all Taxes, liabilities, costs and expenses (except for consequential damages) resulting from, arising out of, or relating to a breach of the guarantees in this Section 11.7.

The Buyer shall not be liable for breaches of the guarantees under this Section 11.7 if and to the extent the claim is caused by a violation of the duty of the Seller to mitigate damages.

If the Tax Authorities conclude that there is an indirect partial or total liquidation or a tax consequence in connection with a transfer of the patents set forth in Annex 3.2.1(c)(i) for which the Buyer shall be liable pursuant to this Agreement, the Seller shall immediately inform the Buyer

The Seller shall not agree to any assessment proposals regarding tax claims relating to an indirect partial or total liquidation or relating to the transfer of a patent without the Buyer’s prior consent, such consent shall be deemed to be given if the Buyer does not object to it in writing within ten Business Days upon Seller’s notice. The Seller as well as the Buyer shall, during the periods provided in the tax rulings in Annex 3.2.1(d) and Annex 3.2.1(e), not submit a preliminary enquiry to the Tax Authorities without the other party’s prior consent. The Buyer or the Seller, respectively, shall not withhold their respective consent without reason or against good faith.

If the Seller fails to notify the Buyer or if the assessment proposal is signed without the Buyer’s prior consent or if a preliminary enquiry is submitted to the Tax Authorities without the Buyer’s prior consent, then, the Seller forfeits his claims against the Buyer in the amount of the tax burden caused thereby.

The Seller’s claims under this Section 11.7 have to be made within six months of the entry into force of the legally binding tax assessment which provides for the Seller for a taxation because of an indirect partial or total liquidation or a transfer of a patent as a consequence of a violation by the Buyer of its guarantees under this Section 11.7.

11.8	Information of the Buyer

The Seller shall procure that the Company shall inform the Buyer following the date hereof and through the Closing Date without delay about any material changes in the business, assets and liabilities and prospects of the Company. To the extent permitted by law, the Seller shall furnish to the Buyer such information and operating data with respect to the Company as the Buyer reasonably requests.

11.9	Restrictions on Barnes Group Stock

Annex 11.9 is an integral part of this Section 11.9.

11.10	Closing Actions

The Seller shall and the Buyer shall cause the Company to perform all acts which are necessary for the execution of the agreements listed in Section 3.2.1(d) and those which are necessary pursuant to the agreements pursuant to Section 3.2.1(c) and the terms of this Agreements after the Closing Date.

11.11	Claims of the Buyer

The Seller’s obligations in Section 11.4 (Indemnity for Environmental Claims) and 11.6 (Indemnity for Tax) are non-accessory guarantees of the Seller in the sense of article 111 CO and are valid and enforceable irrespective of any knowledge of the Buyer. The Seller undertakes to fully indemnify the Buyer for a breach of such guarantee and to hold the Buyer harmless for all obligations, costs and expenses.

All claims of the Buyer for a breach of such guarantee (the “Guarantee Claim”) shall survive until five (5) years after the Closing Date or shall lapse within three (3) months after expiration of the applicable statute of limitations, if such expiration occurs five (5) years after the Closing Date, respectively.

Without prejudice to the validity of the Guarantee Claim, the Buyer shall allow the Seller and its auditors as well as its other advisors to investigate the facts and the circumstances on which the Guarantee Claim is based and to determine whether there is a potential Guarantee Claim and what its amount may be. Further, the Buyer shall provide the Seller with such information and support that the Seller reasonably requires.

In case of any suit or threatened suit against the Company or the Buyer by a third party including governmental bodies or in case the Company or the Buyer is the subject of a inspection, audit or review by the Tax Authority, which may result in a Guarantee Claim (the “Third Party Gurantee Claim”), the Buyer shall notify the Seller immediately about such Third Party Gurantee Claim, in particular, in connection with tax inspections, audits or reviews. The Buyer shall ensure that the Seller receives all documents, information and support in connection with a Third Party Gurantee Claim and that it has a reasonable possibility to discuss with the Buyer all litigation in connection with a Third Party Gurantee Claim beforehand and that the Seller is served without delay with copies of all relevant decisions of all governmental bodies.

In connection with Third Party Gurantee Claims, there shall be no concessions in the name of the Buyer or the Company and no settlement and no other cessation of the suit without the Seller having given its consent in writing beforehand, which consent shall not be unreasonably withheld or delayed. If the Buyer fails to notify the Seller or if the Buyer fails to seek the Seller’s prior consent to any concession, settlement, or cessation of a suit in case of a Third Party Gurantee Claim, then, the Buyer forfeits its claims against the Seller in the amount of the damages caused by such failure.

The Seller shall not be liable for breaches of the guarantees under, Section 11.4 (Indemnity for Environmental Claims), Section 11.6.1 (Indemnity for Taxes) if and to the extent (a) the fact which is the basis for the breach has been reflected in the Financial Statements 2005 as a specific provision or a specific contingent liability to cover claims relating to these guarantees, or (b) the claim is caused by a violation of the duty of the Buyer or the Company after the Closing Date to mitigate damages.

In connection with a breach of the guarantees pursuant to Section 11.4 (Indemnity for Environmental Claims) and Section 11.6 (Indemnity for Taxes), the Seller shall not be liable for consequential damages.

12.	Maximum aggregate liability

The maximum liability of the Seller under this Agreement (including but not limited to the liability of the Seller for breaches of his representations and warranties as well as damages) shall under no circumstances exceed 25% of the Purchase Price. This limitation shall not apply to violations of Section 7.3.2 (Property), Section 11.2 (Non-Competition and Non-Enticement), Section 11.4 (Indemnity for Environmental Claims) and Section 11.6 (Indemnity for Taxes).

The maximum liability of the Buyer and its Subsidiaries under this Agreement (including but not limited to the liability of the Buyer for breaches of his representations and warranties as well as damages) shall under no circumstances exceed 25% of the Purchase Price. This limitation shall not apply to violations of Section 8.3 (Funds), Section 8.4 (Capital Stock of Buyer and SEC Documents), and Section 11.7 (Violation of Tax Rulings) as well as the Seller’s claims in connection with the Buyer’s obligation to pay the Purchase Price.

13.	Miscellaneous

13.1	Confidentiality

Each party shall keep all documents and information regarding the other party or its Affiliates that has been provided by this party or its representative and/or advisor in connection with this Agreement, or the transactions caused thereby, strictly confidential from any other person (to the exclusion of Affiliates or their representatives or advisors) and shall use best efforts to ensure compliance by its Affiliates and their respective representatives and/or advisors; provided (i) that there is a judicial or administrative procedure (including, but not limited to, in connection with obtaining the necessary Governmental Approvals for the transaction provided for in this Agreement) or another legal requirement compelling disclosure or (ii) unless disclosed in an action or proceeding brought by a party in pursuit of its rights or in the exercise of its remedies hereunder. Except are documents and information:

(a)	previously already known by the party receiving such documents or information;

(b)	already in the public domain (either prior to or after the delivery of such documents or information hereunder) without fault of such receiving party; or

(c)	later obtained by the receiving party from another source if the receiving party is not aware that this other source is also under an obligation to another party hereto to keep such documents and information confidential;

provided, however, that following the Closing the foregoing restrictions shall not apply to the use by the Buyer of documents and information delivered by the Seller concerning the Company.

The Parties agree that an English translation of this Agreement and any necessary translation of the Annexes and Schedules of this Agreement may have to be registered with the SEC and thereby disclosed based on the applicable legal provisions of the United States.

In the event that the transactions contemplated hereunder are not consummated, upon the request of the other party, each party shall promptly (under no event later than five Business Days after such request) return or cause to return all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereunder. Each party shall ensure that its Affiliates as well as its representatives and/or advisor comply with this request.

13.2	Public Announcements

Subject to stock exchange laws and regulations or other provisions requiring mandatory publication, the employees and the business partners of the parties as well as the public shall only be informed about the transaction contemplated by this Agreement in an appropriate way and at a date to be determined jointly by the parties. Subject to a prior written agreement the parties shall not publish the transaction contemplated by this Agreement or provisions under this Agreement. The Buyer may without the approval of the Seller make all relevant filings with the SEC under applicable legal provisions in the Unites States of America.

13.3	Expenses, Costs and Turnover Tax

Unless provided otherwise in this Agreement, each party shall bear its own taxes, costs and expenses (including also legal, accounting, auditors’ and other fees) in connection with this Agreement. The Seller and the Buyer shall each bear one half of the Swiss stamp duty, if any. This shall also apply if UBS AG incurs it. The Buyer shall reimburse the Seller and/or, as applicable, UBS AG for any such duties.

13.4	Notices

All notices and other communications relating to this Agreement shall be made in the German language and by registered mail or facsimile with subsequent confirmation by registered mail to the following addresses:

If to the Seller:

Mr. Eugen Hänggi

Grafenfelsweg 14

4500 Solothurn

with a copy to:

UBS AG

Mr. Patrick Löpfe

P.O. Box

CH-8098 Zurich

Fax no. +41 44 235 57 16

If to the Buyer:

Attn. General Counsel

Barnes Group Inc

123 Main Street

P.O. Box 489

Bristol

USA-Connecticut 06011-0489

with a copy to:

Vischer Attorneys-at-Law

Dr. Jürg Luginbühl

CH-8023 Zurich

Fax Nr. +41 44 254 34 10

Each party may change its address at any time by giving notice to the other party in accordance with the above provision.

13.5	No Waiver

The failure of any of the parties to enforce a provision of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provision or right or in any way challenge the validity of this Agreement. The waiver of any claim for breach of this Agreement by a party hereto shall not be considered as a waiver of any claim relating to another prior or subsequent breach.

13.6	Entire Agreement / References / Amendments

This Agreement constitutes the entire Agreement between the party with respect to subject matter hereof and shall supersede all prior Agreements, negotiations, offers and obligations of the parties in connection with the transaction provided for in this Agreement. Besides the provisions contained in this Agreement, there are no further Agreements or guarantees between the parties. All annexes and schedules to this Agreement as well as all documents, that are part thereof, are an integral part of this Agreement.

This Agreement may only be amended by a written agreement validly signed by the Buyer and the Seller.

13.7	Severability

If a provision of this Agreement is or will be partially or wholly invalid or illegal, the validity of this Agreement as such and of the remaining contractual provisions shall not be affected. The invalid or illegal provision shall be replaced by a valid provision that reflects the presumable intentions of the parties or the spirit and purpose of the invalid provision in the context of this Agreement.

13.8	No Assignment; Accession to Contract

Without the prior written consent of the other party, a party shall neither transfer nor assign this Agreement nor any right or obligation arising from this Agreement.

The Buyer may notify the Seller up to the Closing Date in accordance with the provisions of Section 13.4 that the Seller shall perform all not performed obligations arising out of this Agreement vis-à-vis one or more (directly or indirectly) wholly owned subsidiaries of the Buyer designated by the Buyer (the

“Subsidiar(y)(ies)”) and that the Buyer will perform all not performed obligations arising out of this Agreement through the Subsidiaries (if the Buyer must not perform the respective obligations itself because of the purpose of the Agreement) whereby (i), in this case, the Buyer and all Subsidiaries shall be jointly and severally liable pursuant to article 143 seq. CO for all obligations of the Buyer in connection with this Agreement, (ii) all representations and warranties (Section 8) as well as guarantees (Section 11.7) that are made by the Buyer hereby are also made by the Subsidiaries and (iii) the realization of the Buyer’s option described in this Section 13.8 shall have no disadvantageous consequences for the Seller.

13.9	Interest

If a party is in default with a payment under this Agreement, this party shall be liable in addition to the owed amount for the interest accruing from the due date until the date of payment of the accrued interest based on an interest rate which is the higher of (i) the 3-months-CHF-LIBOR plus 400 basis points p.a. or (ii) the interest rate provided for in article 104 para. 1 CO.

13.10	No Set-Off Rights

Neither the Buyer nor the Seller shall have the rights to set-off any claims arising from this Agreement.

14.	Governing Law / Arbitration

14.1	Governing Law

This Agreement shall be governed by Swiss law.

14.2	Arbitration

Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force when the notice of arbitration is submitted in accordance with these rules.

The number of arbitrators shall be three; the seat of the arbitration shall be in Zurich; the arbitral proceedings shall be conducted in German.

The non-competition and non-enticement clause pursuant to Section 11.2 of this Agreement may be enforced in an ordinary court.

Zurich, March 15, 2006	/s/ Eugen Hänggi
Eugen Hänggi

Zurich, March 15, 2006	/s/ Philip A. Goodrich
Barnes Group Inc.

Annex 1

Definitions

“Accounting Principles” shall mean regarding the Company the accounting principles applied by the Company used consistently in the past in compliance with the Swiss Code of Obligations.

“Affiliate” shall mean a physical or juridical entity or a group of persons which control a second person or a group of persons or are controlled under joined control of such person or group of persons. “To control” or “control”, respectively, shall mean all circumstances in which a person or a group of persons have a majority of the voting rights or of the share capital of another person or a group of persons or is otherwise in a position to exercise decisive influence on another person or group of persons.

“Agreement” shall mean this share purchase agreement including all its Annexes and Schedules and pertaining documents.

“Annex” shall mean an annex to this Agreement.

“Barnes Group Stock” have the meaning assigned to such term in Section 2.2.

“Books” shall have the meaning assigned to such term in Section 7.11.

“Business Activities of the Company” shall mean the business activities of the Company in the area of subsequent punching, micro punching, fine cutting and converting as well as all other areas in which the Company is active.

“Business Day” shall mean each day on which the commercial banks in Solothurn and New York City are open for regular business transactions.

“Buyer’s Claim” shall have the meaning assigned to such term in Section 9.2.

“CHF” shall mean Swiss Francs, the legal currency of Switzerland.

“Closing Memorandum” shall have the meaning assigned to such term in Section 3.1.4.

“Closing” shall mean the closing of the transaction contemplated in Section 4.

“Closing Date” shall mean the date of the Closing pursuant to Section 4.1.

“Closing Disclosure Date” shall mean the date of the Closing pursuant to Section 4.2.2(a).

“CO” shall mean the Swiss Code of Obligations, SR 220.

“Company” shall mean Heinz Hänggi AG, Stanztechnik, unterer Einschlag, 2544 Betlach.

“Daily Middle Rate” shall mean the middle rate on a specific day of the maximum rate and the minimum rate of the shares of Barnes Group Inc. listed on the New York Stock Exchange, converted into Swiss Francs at the foreign exchange middle rate of that day.

“De Minimis Amount” shall have the meaning assigned to such term in Section 10.2.

“Employment Benefit Plans” shall have the meaning assigned to such term in Section 7.7.

“Environmental Laws” shall have the meaning assigned to such term in Section 7.10.

“Financial Statements” shall have the meaning assigned to such term in Section 7.4.

“Guarantee Claim” shall have the meaning assigned to such term in Section 11.11.

“Governmental Approval” shall have the meaning assigned to such term in Section 3.2.1(a).

“Information Memorandum” shall have the meaning assigned to such term in Preamble D.

“Intellectual Property Rights” means trade marks, trade names, domain names, designs, patents, copyrights, rights to use software and software components (licenses), database rights, confidential know how, whether or not registered, including all applications relating to these rights, including all rights giving similar protection as the foregoing rights.

“Key Persons” are Eugen Hänggi, Therese Grünewald, Pierre-André Grünewald, Martin Walker, Franz Leuenberger, Manfred Allemann and Hanspeter Schlup.

“Lock-Up Period” shall mean the period commencing on the Closing Date and continuing through the third anniversary of the Closing Date.

“Long Stop Date” shall have the meaning assigned to such term in Section 3.2.4(a).

“Losses” shall have the meaning assigned to such term in Section 9.1.

Material Adverse Effect” shall mean (i) a change in the assets, the liabilities or the financial position of the Company that reduces the value of the Company fundamentally and (ii) if it were inappropriate for the parties considering all circumstances continuing to be bound by this Agreement provided, however, that the following shall not be considered a Material Adverse Effect: (i) a change that results from circumstances which effect the entire Swiss economy or the global economy; (ii) a change that results from circumstances that effect the metal processing supply industry or the markets for cars, electronics, watches, machines, construction of automates or the industry for consumer products or for medicinal technology; (iii) a change that results from foreign exchange rate changes; (iv) a change that results from the announcement or the execution of this Agreement; (v) a change that directly results from actions of a party in connection with the performance of its obligations under this Agreement.

“Purchase Price” shall have the meaning assigned to such term in Section 2.2.

“Regulation S” shall mean Rules 901 through 905 promulgated under the Securities Act, as the same shall be amended from time to time, and the interpretations of the SEC thereof.

“Resigning Board of Directors” shall have the meaning assigned to such term in Section 4.2.2(b).

“Schedule” shall mean a schedule to this Agreement.

“Section” shall mean a section of this Agreement.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Shares” shall have the meaning assigned to such term in Preamble A in this Agreement.

“Subsidiar(y)(ies)” shall have the meaning assigned to such term in Section 13.8.

“Taxes” shall mean all tax liabilities including income taxes and profit taxes, tax on assets and capital, value added taxes, stamp duties, withholding taxes, social security contributions and similar taxes and duties, including customs duties, that have to be paid to any competent tax authority in any jurisdiction as well as all related interests and penalties and reasonable costs and expenses.

“TAX AUTHORITY”/“TAX AUTHORITIES” shall mean any authorities entrusted with the assessment, control and payment of Taxes, including appellate authorites on all levels.

“TAX RETURN”/“TAX RETURNS” shall mean any declarations made in an assessment or in payment proceedings for Taxes towards Tax Authorities.

“Third Party Claim” shall have the meaning assigned to such term in Section 9.4.

“Third Party Guarantee Claim” shall have the meaning assigned to such term in Section 11.11.

“Threshold” shall have the meaning defined in Section 10.2.

“Time Limits” shall have the meaning assigned to such term in Section 10.1.

Annex 3.2.1(a)(i)

Governmental Approvals

None except for Germany, cf. Section 3.1.2 and 3.2.1(a) of the Agreement

ANHANG 3.2.1(C)(I)

Patent Familie-Übertragungsvertrag

zwischen

Eugen Hänggi,

Unterer Einschlag, CH-2544 Bettlach, MWSt-Nr. 439 237

- nachstehend “Eugen Hänggi” -

und

Heinz Hänggi AG, Stanztechnik,

Unterer Einschlag, CH-2544 Bettlach, MWSt-Nr. 182 458

- nachstehend “Heinz Hänggi AG” -

Patent Family Transfer Agreement

between

Eugen Hänggi,

Unterer Einschlag, CH-2544 Bettlach, VAT-Nr. 439 237

- hereinafter “Eugen Hänggi” -

and

Heinz Hänggi AG, Stanztechnik,

Unterer Einschlag, CH-2544 Bettlach, VAT-Nr. 182 458

- hereinafter “Heinz Hänggi AG” -

Präambel

Eugen Hänggi ist der alleinige Erfinder der Erfindung “Verfahren und Einrichtung zum Stanzen von Löchern in flache Werkstücke.” Diese in WO96/07493 (PCT Veröffentlichungsnummer) beschriebene Erfindung ist Gegenstand einer Reihe nationaler Patente, wobei Eugen Hänggi als alleiniger Erfinder und Eigentümer aller Registrierungen der betreffenden Patentfamilie eingetragen ist.

Die Heinz Hänggi AG möchte alle Rechte an und aus der vorgenannten Patentfamilie erwerben und Eugen Hänggi ist bereit, sämtliche Rechte daran an die Heinz Hänggi AG zu übertragen.

Vor diesem Hintergrund vereinbaren die Parteien, was folgt:

Preamble

WHEREAS, Eugen Hänggi is the sole inventor of the invention “Process and Device for Stamping Holes in flat Workpieces.”

WHEREAS, this invention is described in WO96/07493 (PCT Publication Number) and subject to several national patents and Eugen Hänggi is recorded as sole inventor and sole applicant in all relevant registrations of the concerning patent family.

WHEREAS, Heinz Hänggi AG wishes to acquire the said patent family including all rights deriving therefrom and Eugen Hänggi is interested in transferring all rights and titles to the said patent family to Heinz Hänggi AG;

NOW, THEREFORE, the parties agree as follows:

1.

Übertragung

Vorbehaltlich Ziff. 4 hierunter, überträgt Eugen Hänggi hiermit sämtliche der Patentfamilie “Verfahren und Einrichtung zum Stanzen von Löchern in flache Werkstücke” WO96/07493 (PCT Veröffentlichungsnummer) zugehörigen nationalen oder übernationalen Registrierungen einschliesslich der damit zusammenhängenden Rechte zu einem Preis von CHF 2’613’900.— (zwei Millionen sechshundert dreizehn tausend neunhundert Schweizer Franken), zuzüglich schweizerischer Mehrwertsteuer im Betrag von CHF 198’656.40. Allfällige weiteren Steuern sind von Eugen Hänggi zu tragen. Die mit der Transaktion im Zusammenhang stehenden Registergebühren trägt die Heinz Hänggi AG.

Die Übertragung umfasst alle sich im Besitz von Eugen Hänggi befindlichen Dokumente, welche mit der Anmeldung oder Aufrechterhaltung der vorgenannten Patentfamilie in Zusammenhang stehen.

Eugen Hänggi bestätigt, dass insbesondere die in Anhang 1 aufgeführten Patenteintragungen zur Patentfamilie gehören, die Gegenstand der Übertragung unter diesem Vertrag ist.

Die Heinz Hänggi AG übernimmt hiermit diese Registrierungen und Rechte zum genannten Preis.

1.

Transfer

Subject to section 4. herein, Eugen Hänggi herewith transfers for CHF 2’613’900.— (two million six hundred thirteen thousand nine hundred Swiss Francs) plus Swiss Value Added Tax in the amount of CHF 198’656.40 all rights and titles in relation to the patent family “Process and Device for Stamping Holes in flat Workpieces”; WO96/07493 (PCT Publication Number) to Heinz Hänggi AG. Eugen Hänggi bears all other taxes in connection with this transaction. Heinz Hänggi AG pays all fees incurring in connection with the notification of the transfer of ownership with the relevant patent offices.

The transfer covers all documents that are in the possession of Eugen Hänggi which are related to the application or maintenance of the above mentioned patent family.

Eugen Hänggi confirms that, particularly, the patent registrations listed in Annex 1 belong to the patent family subjected to the transfer under this Agreement.

Heinz Hänggi AG herewith acquires these titles and rights at the agreed price.

2

2. Eintragung des neuen Eigentümers in Patentregistern nach Unterzeichnung des Vertrages	2. Recording of New Owner in Patent Registries after Execution of Agreement

Nach der Unterzeichnung dieses Vertrages ist die Heinz Hänggi AG verpflichtet, dafür besorgt zu sein, dass sie in sämtlichen involvierten Patentregistern als neue Eigentümerin der übertragenen Patente eingetragen wird. Die damit verbundenen Kosten gehen zu Lasten der Heinz Hänggi AG. Eugen Hänggi wird die Heinz Hänggi AG bei der Umsetzung dieses Vertrages unterstützen, und auf Verlangen der Heinz Hänggi AG sämtliche dafür notwendigen Handlungen vornehmen und Unterlagen/Erklärungen unterzeichnen, insbesondere jene in Anhang 1 und Anhang 2.	After the execution of this agreement, Heinz Hänggi AG is obliged to see to it that the entries in all involved patent registries are amended to show Heinz Hänggi AG as the new owner of the assigned patents. The costs associated therewith shall be borne by Heinz Hänggi AG. Eugen Hänggi will assist the Heinz Hänggi AG in implementing this Agreement and will take all appropriate actions and execute all necessary documents/declarations upon request by Heinz Hänggi AG, particularly the documents/declarations in Annex 1 and Annex 2.

3. Anwendbares Recht und Gerichtsstand	3. Governing Law and Venue

Dieser Vertrag und sämtliche damit zusammenhängenden Streitigkeiten stehen unter Schweizer Recht. Die zuständigen Gerichte der Stadt Solothurn, Schweiz sind ausschliesslich für sämtliche mit diesem Vertrag zusammenhängenden Streitigkeiten zuständig.

Im Falle von Divergenzen zwischen der deutschen und der englischen Fassung dieses Vertrags ist die deutsche massgeblich.

This Agreement and all disputes arising out of or in connection with this Agreement shall be governed by the laws of Switzerland. The competent courts of the city of Solothurn, Switzerland, shall have exclusive jurisdictions over any disputes arising out of or in connection with this Agreement.

In the case of a discrepancy between the German and the English version of this Agreement, the German version shall be relevant.

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4. Inkrafttreten Dieser Vertrag tritt am Datum seiner Unterzeichnung in Kraft.	4. Effective Date This Agreement shall be effective as of the signing date indicated below.

Annex 1: Declaration of Assignment

Annex 2: Assignment of U.S. Patent

Date/Place:	Date/Place:
Datum/Ort:	Datum/Ort:

Eugen Hänggi	Heinz Hänggi AG, Stanztechnik

Name:

4

ANNEX 1

to Patent Transfer Agreement re “Process and Device for Stamping Holes in flat Workpieces”

Declaration of ASSIGNMENT / Abtretungserklärung

Eugen Hänggi, Unterer Einschlag, CH-2544 Bettlach (the “ASSIGNOR”), hereby confirms having assigned and transferred to Heinz Hänggi AG, Stanztechnik, Unterer Einschlag , CH-2544 Bettlach (the “ASSIGNEE) all rights to and in connection with any and all Patents in respect of the invention Process and Device for Punching Holes in Flat Workpieces, as described in the international application WO96/07493. Particularly, this assignment and transfer comprises the registrations listed below. The ASSIGNEE shall be entitled to cause the change of ownership established by such assignment and transfer in all relevant patent registers at its own cost. This Declaration of Assignment shall be effective as of the signing date indicated below.

Eugen Hänggi, Unterer Einschlag, CH-2544 Bettlach (der “ABTRETENDE”), bestätige hiermit alle Rechte an und aus den Patenten an der Erfindung Verfahren und Einrichtung zum Stanzen von Löchern in flache Werkstücke, gemäss Beschreibung in der internationalen Anmeldung WO96/07493, an Heinz Hänggi AG, Stanztechnik, Unterer Einschlag, CH-2544 Bettlach (der “EMPFÄNGER”) abgetreten und übertragen zu haben. Die Abtretung und Übertragung umfasst insbesondere alle in der untenstehenden Liste aufgeführten Registrierungen. Der EMPFÄNGER ist berechtigt, den mit der Abtretung und Übertragung einhergehende Rechtsinhaberwechsel in allen relevanten Patentregistern auf eigene Kosten zur Eintragung zu bringen. Diese Abtretungserklärung tritt mit Datum ihrer Unterzeichnung in Kraft.

No. / Nr.	Patent publication no. / Patentveröffentlichungsnummer	Countries / Länder	Title / Titel
1	EP 0781177	AT, CH, DE, ES, FR, GB, IT, SE	Verfahren und Einrichtung zum Stanzen von Löchern in flache Werkstücke

2	US 6009787	USA	Process and device for punching holes in flat workpieces

3	JP 3623965	JP	Verfahren und Einrichtung zum Stanzen von Löchern in flache Werkstücke

Place and Date /

Ort und Datum:

Signature/Unterschrift:
Eugen Hänggi

ANNEX 2

to Patent Transfer Agreement re “Process and Device for Stamping Holes in flat Workpieces”

ASSIGNMENT OF U.S. Patent

WHEREAS, Eugen Hänggi, Unterer Einschlag, Bettlach, Switzerland, CH-2544 (herein called the “UNDERSIGNED”) has made an invention and has executed the United States patent application No. 08/793,608 for this invention, which resulted in the grant of the United States Patent No. 6,009,787 dated January 4, 2000 which is entitled:

Process and Device For Punching Holes in Flat Workpieces

WHEREAS, Heinz Hänggi AG, Stanztechnik (herein called “ASSIGNEE”), a corporation organized under the laws of Switzerland, and having an office and place of business at Unterer Einschlag, Bettlach, Switzerland, CH-2544, wishes to acquire the entire right, title and interest in and to said United States Patent;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the UNDERSIGNED hereby assigns and transfers to the ASSIGNEE, its successors and assigns, the entire right, title and interest in and to the said United States Patent, and the UNDERSIGNED hereby authorizes and requests the Commissioner of Patents to record all changes caused by this assignment or transfer in the relevant patent register.

The UNDERSIGNED hereby agrees that the UNDERSIGNED will make, execute and deliver (without charge but at the expense of the ASSIGNEE) any and all other instruments in writing including any and all further affidavits, assignments and other documents.

IN WITNESS WHEREOF, by providing his signature below, the UNDERSIGNED causes this Assignment to be duly executed and effective as of the signing date indicated below:

Place and Date:

Eugen Hänggi:

Annex 3.2.1(c)(ii)

PURCHASE AGREEMENT

between

Heinz Hänggi AG, Stanztechnik, Unterer Einschlag, 2544 Bettlach

(“Seller”)

and

Eugen Hänggi, Grafenfelsweg 14, 4500 Solothurn

(“Purchaser”)

PREAMBLE

The Seller is the owner of the cars Range Rover 4.2. V8 SL and BMW X5 4.6 si. The Purchaser and his wife, respectively, are already in possession of these cars. The Purchaser intends to purchase these cars and the Seller intends to sell him these cars. Now therefore, the Parties agree as follows:

1. OBJECT OF PURCHASE AND PURCHASE PRICE

1.1 Object of Purchase

The Seller sells to the Purchaser the following second hand cars:

•	Range Rover 4.2. V8 SL, with the chassis number SALLMAMA441172056, as well as 4 winter tires as accessory.

•	BMW X5 4.6 si, with the chassis number WBAFB910X0LN98276, as well as 4 winter tires as accessory.

1.2 Purchase Price

The purchase price for the above mentioned Range Rover 4.2. V8 SL (including accessory) is CHF 119,000 and the purchase price for the BMW X5 4.6 si (including accessory) is CHF 65,000, i.e., altogether CHF 184,000. The purchase price is inclusive of VAT in the amount of CHF 12,996.30.

2. EXECUTION OF THE PURCHASE AGREEMENT

The Purchaser is already in possession of the purchase object. Ownership as well as benefits and risk shall pass from the Seller to the Purchaser as per the date of the closing of the share purchase agreement between Eugen Hänggi and the Barnes Group Inc. re 100% of Heinz Hänggi AG, Stanztechnik’s, stock.

3. MISCELLANEOUS

3.1 Warranty

With the conclusion of this Agreement the Seller assigns any and all warranty claims against third party in connection with the purchase object to the Purchaser and the Purchaser takes these warranty claims over. The Seller’s liability for any other defects of the purchase object is excluded.

3.2 Insurance

The Purchaser shall insure the purchase object. Possible insurance premiums already paid by the Seller are included in the purchase price and do not have to be refunded by the Purchaser.

3.3 Placing into and Keeping in Circulation

The Purchaser shall place the purchased cars into circulation and keep them in circulation, respectively. Possible motor vehicle taxes and expenses for the placing into circulation are included in the purchase price and do not have to be refunded to the Seller.

3.4 Completeness

This Purchase Agreement is executed in two originals and constitutes the entire agreement between the Parties. It may be modified or amended only by written agreement.

3.5 Applicable Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with Swiss law. All disputes arising out of or in connection with this Agreement in particular disputes on its validity or termination as well as regarding the enforceability of the present jurisdiction clause shall be exclusively decided by the ordinary courts of the Canton of Solothurn (Switzerland).

place, date:	place, date:

The Seller	The Purchaser:

Heinz Hänggi AG, Stanztechnik	Eugen Hänggi

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ANNEX 3.2.1(c)(v)

PRELIMINARY CONTRACT

to the Agreement for the Purchase and Sale of Real Property

(Art. 216 (2) CO)

Selling Party

Heinz Hänggi AG, Stanztechnik

(Company’s Registration No.: CH-254.3.000.409-4)

Unterer Einschlag, 2544 Bettlach

represented by Hänggi Eugen, from Meltingen, in Solothurn;

Chairman of the Board of Directors with Single Authority to Sign

Purchasing Party

Hänggi Eugen, 13.2.1953

married, from Meltingen SO

Grafenfelsweg 14, 4500 Solothurn

Before the undersigned Peter Vogt, Notary Public of the Canton of Solothurn, the following Preliminary Contract shall be concluded:

1.	Preamble

Heinz Hänggi AG is the owner of the real properties no. 1887 and 1888 land register Grenchen and entitled to freely dispose thereof.

Eugen Hänggi concluded an agreement with                                          concerning the purchase and sale of 600 registered shares of the Heinz Hänggi AG, Stanztechnik at a nominal value of CHF 500/share. This share purchase agreement provides that the properties mentioned below are to be transferred at the book value and purchase price agreed upon hereafter.

Preliminary Contract Real Estates Land Register Grenchen No. 1787 and 1788         Page 2

2.	Obligation

The Selling Party herewith undertakes to sell and the Purchasing Party herewith undertakes to buy the real estates specified below.

This obligation is subject to the execution of the purchase and sale of the 600 registered shares of the Heinz Hänggi AG, Stanztechnik at a nominal value of CHF 500.— agreed upon between Eugen Hänggi as Seller and                                          as Purchaser.

3.	Properties

3.1	Real Estate Land Register Grenchen No. 1887 (Folio No. 50)

205a 14m2

Real Servitudes

None

Annotations and Priority Notices

None

Charges on Real Property

According to the land register

3.2	Real Estate Land Register Grenchen No. 1888 (Folio No. 50)

37a 85m2

Real Servitudes

Charge: electric wire of Städtische Werke Grenchen

Annotations and Priority Notices

None

Charges on Real Property

According to the land register

The extract from the land register of February 20, 2006 constitutes an integral part of the present Preliminary Contract.

Preliminary Contract Real Estates Land Register Grenchen No. 1787 and 1788         Page 3

4.	Purchase Price

The purchase price amounts to

Land Register Grenchen No. 1887	CHF	2’051’400.00
Land Register Grenchen No. 1888	CHF	378’500.00

Total	CHF	2’429’900.00

5.	Payment of the Purchase Price

The agreed purchase price of CHF 2’429’900.00 shall be due on the day of the signing of the agreement for the purchase and sale. The Selling Party is entitled to set the purchase price off against the credit balance of the Purchasing Party with the Selling Party.

As per the same date the mortgage notes of December 24, 1991 in the amount of CHF 1’550’000.00 (ranking first) and CHF 1’795’000.00 (ranking second) registered in the land register Grenchen No. 1887 and 1888 and issued in the name of the Selling Party as mortgage creditor shall be assigned to the Purchasing Party. On the occasion of the signing of the present Preliminary Contract the mortgage notes with a note of assignment shall be delivered to Mr. Peter Vogt for keeping them in trust.

6.	Special Arrangements

a)	The transfer of the ownership and the transfer of benefits, burdens and risks shall occur upon registration of the agreement of purchase and sale in the land register.

b)	As far as legally admissible any legal warranty on the part of the Selling Party for legal and physical defects of the objects of the purchase shall be expressly excluded. Any covenants of the Selling Party included in the present contract or otherwise provided in writing are reserved.

Preliminary Contract Real Estates Land Register Grenchen No. 1787 and 1788        Page 4

c)	The Purchasing Party is aware of the existing real servitude; therefore, it waives a detailed description thereof.

d)	The cost for the present Preliminary Contract as well as the cost of the land registry, the tax on transfer of property and the fee of the land registry shall be paid by the Selling Party.

The parties note that they are jointly and severally liable for the cost of the land registry and that there is a statutory lien without registration in the land registry.

e)	This Preliminary Contract is legally enforceable and the rights and obligations arising therefrom are inheritable.

h)	The parties agree to maintain silence with regard to this Preliminary Contract as long as the Share Purchase Agreement has not been concluded and executed.

i)	The Selling Party and the Purchasing Party irrevocably instruct and authorize Peter Vogt, Attorney-at-Law and Public Notary, Marktplatz 6, 2540 Grenchen to give notice of the agreement for purchase and sale with the Amtsschreiberei Region Solothurn, Filiale Grenchen-Bettlach and to sign it in the name and on behalf of both parties immediately after the condition of para. 2 above has been met. After the registration of the Purchasing Party as owner of the real property and the payment of the purchase price Peter Vogt shall be obliged to deliver the mortgage notes to the Purchasing Party.

7.	Official Recording

Herewith, it is officially recorded that the parties

•	concurrently declared to have read this deed and that such deed corresponded to their will;

•	signed the deed in the presence of the Notary Public;

•	declared before the Notary Public there are no limitations of their legal capacity and that there are no such proceedings as to their legal limitation pending.

Preliminary Contract Real Estates Land Register Grenchen No. 1787 and 1788        Page 5

After having read the contract and after having declared that it corresponds to their free will the parties signed this deed.

Notarised in the offices of the Heinz Hänggi AG, Stanztechnik in

Bettlach,

The Selling Party	The Purchasing Party

Heinz Hänggi AG, Stanztechnik	Eugen Hänggi

The Notary Public

Annex 3.2.1(c)(vi)

AGREEMENT ON THE TRANSFER OF SECURITIES

between

Heinz Hänggi AG, Stanztechnik, Unterer Einschlag, 2544 Bettlach

(“Seller”)

and

Eugen Hänggi, Grafenfelsweg 14, 4500 Solothurn

(“Purchaser”)

PREAMBLE

The Seller is the owner of several securities which are held in a safekeeping account with UBS AG as well as of shares of Tennishalle Grenchen AG. The Purchaser intends to purchase the securites in this safekeeping account as well as the shares of Tennishalle Grenchen AG and the Seller intends to sell them to him. Now therefore, the Parties agree as follows:

1. OBJECT OF PURCHASE AND PURCHASE PRICE

1.1 Object of Purchase

The Seller sells to the Purchaser and the Purchaser herewith purchases from the Seller:

a)	The following securities in the safekeeping account with UBS (client no. 0272-364 419):

•	2,720 registered shares of Credit Suisse Group, security no. 1,213,853

•	840 registered shares of Nestlé AG, security no. 1,205,604

•	1,800 registered shares of Siemens AG, security no. 827,766;

as well as

b)	the share certificate no. 120 of Tennishalle Grenchen AG, reflecting 23 registered shares of Tennishalle Grenchen AG, with a nominal value of CHF 1,000 per share;

(altogether referred to as the “Securities”)

1.2 Purchase Price

The purchase price for the above mentioned Securities is CHF 650,000 (Swiss francs six hundred fifty thousand).

2. EXECUTION OF THE PURCHASE AGREEMENT

The ownership as well as benefits and risks regarding the shares mentioned in Section 1.1(a) shall pass from the Seller to the Purchaser effective as of the mutual signing of this Agreement. The Seller agrees to instruct UBS AG to transfer the shares mentioned in Section 1.1(a) from the Seller’s safekeeping account to a safekeeping account of the Purchaser. At the same time, the Seller herewith authorizes the Purchaser to instruct UBS AG to transfer the shares mentioned in Section 1.1(a) from the Seller’s safekeeping account to a safekeeping account of the Purchaser.

The share certificate of Tennishalle Grenchen AG is in the possession of the Seller and shall be delivered to ownership to the Purchaser with the mutual signing of this Agreement.

3. APPLICABLE LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with Swiss law. All disputes arising out of or in connection with this Agreement, in particular disputes on its validity or termination as well as regarding the enforceability of the present jurisdiction clause, shall be exclusively decided by the ordinary courts of the Canton of Solothurn (Switzerland).

place, date:	place, date:

Seller: Heinz Hänggi AG, Stanztechnik	Purchaser: Eugen Hänggi

2

Annex 3.2.1(c)(vii)

LEASE AGREEMENT

between

Heinz Hänggi AG, Stanztechnik, Unterer Einschlag, 2544 Bettlach

(“Lessor”)

and

Eugen Hänggi, Grafenfelsweg 14, 4500 Solothurn

(“Lessee”)

PREAMBLE

The Lessor is the owner of the property Unterer Einschlag 9b, on which is situated a garage and storehouse with three boxes. The Lessee intends to rent the box middle and the box east and the Lessor is ready to lease them to the Lessee.

1. LEASE OBJECT AND RENT

1.1 Lease Object

The Lessor leases to the Lessee the following garages on the property Unterer Einschlag 9b:

•	the box middle and

•	the box east.

1.2 Rent

The rent for the entire duration of the lease of 2 years is CHF 1 (one Swiss franc) including ancillary costs. The rent is inclusive of possible VAT.

2. BEGINNING OF THE LEASE AND FIRST RENT

2.1 Beginning of the lease

The present Lease Agreement enters into force upon its signature by both parties. The lease begins on the date of the closing of the share purchase agreement between Eugen Hänggi and the Barnes Group Inc. re 100% of Heinz Hänggi AG, Stanztechnik’s, stock.

3. DURATION OF THE LEASE

The Lease Agreement is for a fixed period and ends without notice 2 years after the beginning of the rent as defined above.

4. MISCELLANEOUS

4.1 Transfer

The object has to be transferred at the beginning of the lease in proper and in suitable condition for the contractual use, unless it is already used by the Lessee. If defects exist, the Lessee has to notify these in writing within the 10 days following the contractually defined beginning of the lease.

4.2 Use

The object is primarily to be used as parking area. The Lessee is free to also use the object as store or crafts room. Any further change in use is only allowed with the Lessor’s written consent. The Lessee must use the object with all due care.

4.3 Maintenance

The Lessee has to keep the object in a proper condition. The cleaning of access roads and forecourts as well as the clearing away of snow are up to the Lessor. The Lessee must notify the Lessor immediately if defects of the object, which are to be remedied by the Lessor, arise during the term of the lease.

4.4 Limitation of Liability

Any liability of the Lessor for damages due to natural hazard and theft as well as for the damaging of parked cars by third parties is excluded, unless the Lessor has insurance coverage (in particular of the building insurance).

4.5 Sublease and Assignment

The Lessee is entitled to sublease the object within the scope of contractual use. He has to inform the Lessor on the sublease. The assignment of this Lease Agreement is only allowed with the written consent of the Lessor.

4.6 Return

Upon the termination of the lease, the object has to be returned to the Lessor vacated, clean and together with all keys. The Lessee has to answer for defects which exceed normal use and has to replace missing keys.

4.7 Applicable Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with Swiss law. Exclusive jurisdiction of all disputes arising out of or in connection with this Agreement in particular disputes on its validity or termination as well as regarding the enforceability of the present

2

jurisdiction clause shall reside in the ordinary courts of the Canton of Solothurn (Switzerland).

place, date:	place, date:

The Lessor: [Name of the Person authorized to sign]	The Lessee: Eugen Hänggi

3

Annex 3.2.1(c)(viii)

CONSULTANCY AGREEMENT

between

Heinz Hänggi AG, Stanztechnik, Unterer Einschlag 9, 2544 Bettlach

(“Company”)

and

Sole Proprietor Eugen Hänggi, Grafenfelsweg 14, 4500 Solothurn

(“Consultant”)

The Consultant has sold his participation in the Company to [•] on [•]. Effective as per [•], he has resigned as member of the Company’s board of directors and his employment relationship with the company has been terminated. The Company desires to continue using the Consultant’s technical and commercial know-how which is based on longlasting experience.

NOW THEREFORE, the Parties agree as follows:

1.	FIELD OF ACTIVITY

The Consultant is prepared to furnish consulting services to the Company during the term of the present Agreement in all aspects of the Company’s business, in particular with regard to the following advisory activities:

•	support of the new CEO

•	technical support with regard to the Company’s products

•	transitioning support of key customers and suppliers

•	maintenance of the relationship with officials and authorities in the Canton of Solothurn and the Municipality of Bettlach, including, contacts with environmental authorities

•	financial and personnel integration of the Company into Barnes Group Inc.

Operative activities, such as, inter alia, human resources and accounting, commercial sales negotiations and administrative tasks are explicitly excluded from the scope of this Consultancy Agreement. Unless otherwise specifically agreed and documented in writing, the Consultant shall have no power to (i) make contracts for, (ii) take decisions on behalf of, or (iii) otherwise to bind the Company.

Gunnar Sand and Philip A. Goodrich or any other person appointed by the Company (each a “Contact Person”) shall be responsible to determine from time to time the services to be delivered by the Consultant and to assign the Consultant specific tasks. The Consultant and a Contact Person shall meet from time to time but at least once each month to discuss the services performed and proposals for further services.

2.	TIME SPENT BY THE CONSULTANT

The time spent by the Consultant depends on the Company’s instructions, but will not exceed 10 days a month; with the exception of the three months immediately following the sale of the Company; during these months the time spent may amount up to 20 days a month.

3.	POSITION AND LEGAL STATUS OF THE CONSULTANT

The Consultant is an independent contractor in the sense of Article 394 et seq. CO. The Company shall make available to the Consultant a CAD-workstation on the Company’s premises as well as in his private office. The Consultant is responsible for his own infrastructure and organization. He bears his own expenses, unless the Company is obliged under section 4 of this Agreement to reimburse certain expenses.

The Consultant shall not act in the name of the Company, unless he is in individual cases explicitly given a written special power of attorney.

4.	FEE

The Consultant shall be compensated on a monthly basis for his services rendered with CHF 2,500 per day (per diem allowance). In addition, the Consultant shall be reimbursed for all reasonable and necessary expenses costs and expenses (including VAT) incurred in carrying out his consultancy services. In principle, the following guidelines apply:

•	travel by train: 1st class

•	travel by plane: business class for aitravel on fligths exceeding five hours duration; otherwise, economy class

•	car allowance: CHF 1,00 per kilometer

•	hotel category: Swissotel or comparable

2

•	meals with and without customers: actual expenses up to an amount of CHF 150 or equivalent.

As per the end of the month, the Consultant shall issue an invoice for the services rendered in the lapsed month (including a list of the hours spent) as well as for costs and expenses incurred.

Except as otherwise provided in this Agreement, the Consultant shall bear all social security contributions, taxes and all expenses of whatever nature incurred in carrying out his duties hereunder.

5.	NON-COMPETITION AND NON-ENTICEMENT

The Consultant agrees that he will not directly or indirectly (including through affiliates) compete with the Company in activities performed by the Company in the areas of subsequent punching, micro punching, fine cutting and converting during the term of this Agreement and for a period of ten years after the termination of this Agreement within the territory of Switzerland and during a period of three years in the territory of the European Union. All customer data exclusively belong to the Company.

During the term of this Agreement and for three years after its termination, the Consultant shall not directly or indirectly solicit or entice away employees of the Company. The Consultant undertakes that affiliates (as defined in the share purchase agreement referred to in the preamble) also comply with this non-enticement provision.

Further, the Consultant agrees that he shall not support financially or technically his wife or any relative in a competing business to the extent they are active in a way and during a time period that were not permitted to the Consultant.

6.	TERM AND TERMINATION

This Agreement is concluded effective as of the termination of the employment relationship between the Consultant and the Company as per [•]. This Agreement runs for 12 months and is terminated at that time automatically and without notice. ConsultantEither Party shall have the option to prolong this Agreement for another year, whereupon the Consultant’s workload as per section 2 shall be redefined. All other conditions remain unchanged.

An early termination for important reasons which make the continuation of the contractual relationship an unreasonable demand remains reserved.

7.	SEVERABILITY CLAUSE

3

In the event that any of the provisions of this Agreement shall be held null and void, invalid or unenforceable, the remainder of this agreement shall remain in full force and effect. The Parties shall replace such null and void, invalid or unenforceable clause by a new and valid provision which shall achieve as nearly as possible the same economic effect as the original provision.

8.	APPLICABLE LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with Swiss law. Exclusive jurisdiction of all disputes arising out of or in connection with this Agreement (including disputes on its conclusion, validity or enforceability) shall reside in the ordinary courts of the Canton of Solothurn, legal venue is Solothurn.

place and date	The Company

place and date	The Consultant

4

Annex 3.2.1.(c)(ix)

TERMINATION AGREEMENT

between

Heinz Hänggi AG, Stanztechnik, Unterer Einschlag, 2544 Bettlach

(“Company”)

and

Eugen Hänggi, Grafenfelsweg 14, 4500 Solothurn

(“Eugen Hänggi”)

(hereinafter referred to as the “Parties”)

PREAMBLE

The Company and Eugen Hänggi have concluded an employment agreement, a loan agreement and a licence agreement (hereinafter referred to as the “Contracts”). Eugen Hänggi has agreed in a separate share purchase agreement to sell all shares of the Company (the “Share Purchase Agreement”). The Share Purchase Agreement is to be executed on [•] 2006 (“Closing Date”). Condition to the execution of the Share Purchase Agreement is that the Contracts are terminated. Now therefore, the Parties agree as follows:

1. EMPLOYMENT AGREEMENT

1.1 Declarations of the Parties

The Parties declare that there is an employment contract between the Company as employer and Eugen Hänggi as employee.

The Parties further declare that the contractual yearly salary is CHF 2,500,000 gross, payable in 12 monthly instalments. As from January 1, 2006 until the Closing Date, the salary is, therefore, pro rata CHF [•] gross. The Company already paid CHF [•] gross of that sum to Eugen Hänggi for the months of January, February and March 2006. As per the Closing Date, CHF [•], less social security contributions of CHF [•] in total, are owed, which makes a remaining debt of CHF [•] net (“Remaining Debt”). This Remaining Debt has been paid by the Company to Eugen Hänggi.

1.2 Termination

The Parties agree that the employment agreement is terminated effective as per the closing date of the Share Purchase Agreement.

The Parties declare hereby that they have settled any and all mutual claims regarding the employment agreement.

2. LOAN AGREEMENT

2.1 Declarations of the Parties

The Parties declare that there is a loan agreement between the Company as borrower and Eugen Hänggi as lender.

The Parties further declare that the entire loan of the Company owed to Eugen Hänggi is CHF CHF 52,882,070 on the Closing Date (“Loan Claim”). This amount consists of the loan with a value date of December 31, 2005 in the amount of CHF 52,882,070. For the time after January 1, 2006 no interest is owed.

The Loan Claim has been paid by the Company to Eugen Hänggi.

2.2 Termination

The Parties agree to terminate the loan agreement effective as per the closing date of the Share Purchase Agreement.

The Parties declare hereby that they have settled any and all mutual claims regarding regarding the loan agreement.

3. LICENCE AGREEMENT

3.1 Declarations of the Parties

The Parties declare that there is a licence agreement between them, dated November 30, 1995, with the Company as licensee and Eugen Hänggi as licensor.

The Parties further declare that, for the period from January 1, 2006 until the Closing Date, no licence fees are due anymore under the licence agreement.

3.2 Termination

The Parties agree to terminate the existing licence agreement effective as per the closing date of the Share Purchase Agreement.

The Parties further agree that they have settled any and all mutual claims regarding the licence agreement.

4. APPLICABLE LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with Swiss law. All disputes arising out of or in connection with this Agreement in particular disputes on its validity or termination as well as regarding the enforceability of the present jurisdiction clause shall be exclusively decided by the ordinary courts of the Canton of Solothurn (Switzerland).

2

place, date:	place, date:

The Company: Heinz Hänggi AG, Stanztechnik	Eugen Hänggi: Eugen Hänggi

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Annex 7.28	(Original in English)

The Seller understands that the Barnes Group Stock is characterized as “restricted securities” under the United States federal securities laws inasmuch as it is being acquired from the Buyer in a transaction not registered with the SEC. The Seller represents and warrants that he is acquiring the Barnes Group Stock for investment and not with a view to the present distribution or other disposition thereof either directly or indirectly. The Seller understands that the Barnes Group Stock to be issued in the transaction has not been registered under the Securities Act or any applicable state securities laws and may not be resold except pursuant to an effective registration statement under the Securities Act or an available exemption from the registration requirements of the Securities Act and in compliance with the applicable laws of any state in the United States governing the offer and sale of securities and the rules and regulations thereunder.

The Seller represents and warrants that he is a natural person and not resident in the United States and the Seller is not acquiring the Barnes Group Stock for the account or benefit of any other person, natural or otherwise.

Annex 8.4	(Original in English)

At the date of signing of this Agreement, the authorized capital stock of the Buyer includes of 60,000,000 shares of common stock, par value $0.01 per share, of which 24,419,694 shares are issued as of February 21, 2006. Except for the preferred stock of the Buyer with a par value USD 0.01 per share and the Series A Junior Participating Preferred Stock of the Buyer (which has been authorized, but none of which is issued or outstanding), there are no shares of capital stock of the Buyer of any other class authorized or issued. All of the issued and outstanding shares have been validly issued, are fully paid and non-assessable and the Barnes Group Stock has been duly authorized for issuance and, when issued and delivered to the Seller, will be duly and validly issued and fully paid and non-assessable and the issuance of the Barnes Group Stock is not subject to any pre-emptive rights of any other shareholder of the Buyer.

The Barnes Group Stock is free and clear of all claims of third parties and the Seller shall have as of the Closing Date, subject to the terms of this Agreement, the rights, preferences, privileges and limitations set forth in Buyer’s certificate of incorporation and by-laws and the General Corporation Law of the State of Delaware with respect to holders of its common stock.

The SEC Documents (defined as the last annual report on Form 10-K and proxy statement on Schedule 14A both in the form filed with the SEC prior to the date of this Agreement, all quarterly reports on Form 10-Q and Current Reports on Forms 8-K of the Purchaser filed with the SEC since January 1, 2005) taken as a whole did not, as of the dates thereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which such statements were made, except as set forth in subsequent amendments thereof constituting part of the SEC Documents. Except for the transactions contemplated by this Agreement and the passage of time, there has not occurred any event that requires the filing with the SEC of an SEC Document that has not been filed and there has been no material adverse effect on the business, assets, financial condition or the results of operations of the Buyer and/or its Subsidiaries between September 30, 2005 and the signing of this Agreement.

Annex 11.9	(Original in English)

11.9.1 Resale Limitations

Except as otherwise expressly permitted elsewhere in this Agreement, from and after the Closing and until the expiry of the Lock-Up Period, the Seller shall not (i) sell, assign, convey or pledge, (ii) grant or enter into any option, right or contract (including any hedging contract), (iii) warrant to purchase, lend, or otherwise transfer or dispose of, or otherwise dispose of or, (iv) enter into any swap or other arrangement that (a) transfer to another, in whole or in part, any of the economic consequences of ownership of Barnes Group Stock, or (b) create or suffer to exist any lien, claim, charge or other restriction in respect of his ownership interest in the Barnes Group Stock or (c) transfers or otherwise disposes of any part of his ownership interest in the Barnes Group Stock, in each case whether by act or deed or by operation of law.

The limitations contained in this Section 11.9.1 shall not apply to any transaction of the Barnes Group Stock that are based on the applicable inheritance law or take place between the Seller and his spouse, his children or any other of his relatives as long as they are not resident in the United States of America, provided the limitations of this Section 11.9.1 remain applicable to the Barnes Group Stock after the transaction and the beneficiary of the Barnes Group Stock declares in writing to be bound by the restrictions of Section 11.9 of this Agreement.

11.9.2 Regulation S Compliance

In addition to the restrictions contained in Section 11.9.1 above the Seller agrees that the Seller will not offer or sell any Barnes Group Stock prior to the day after the first anniversary of the Closing Date other than an offer or sale made (i) in accordance with Rules 903 or 904 of Regulation S, (ii) pursuant to registration of the Barnes Group Stock under the Securities Act, or (iii) pursuant to an available exemption from the registration requirements of the Securities Act. The Buyer shall refuse to register the Transfer of any Barnes Group Stock not made in accordance with this Section 11.9.2 or otherwise in violation of this Agreement and for such purpose may place stop transfer instructions with its transfer agent with respect to the Barnes Group Stock. The Seller shall deliver to the Buyer documentation reasonably satisfactory for the Buyer to determine such Transfer complies with this Section 11.9.2.

11.9.3 Legends

It is understood that the shares evidencing the Barnes Group Stock shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. NO TRANSFER OF SAID SECURITIES SHALL BE

PERMITTED EXCEPT IN ACCORDANCE WITH THAT CERTAIN SHARE PURCHASE AGREEMENT DATED MARCH 15, 2006 (THE “AGREEMENT”) AND (I) IN ACCORDANCE WITH REGULATION S PROMULGATED UNDER THE ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS COVERING THE SHARES PROPOSED TO BE TRANSFERRED, OR (III) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE SECURITIES LAWS. A COPY OF THE AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE ISSUER. HEDGING TRANSACTIONS INVOLVING SAID SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE AGREEMENT AND THE ACT.”

Upon request of a holder of such a certificate, the Buyer shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if (a) with such request, the Buyer shall have received a legal opinion, in form and substance satisfactory to the Buyer and from counsel reasonably satisfactory to the Buyer, to the effect that either any transfer by such holder of the securities evidenced by such certificate will not violate the Securities Act and applicable state securities laws, or if the request is being made in connection with a sale in accordance with paragraph (k) of Rule 144, such holder is not and has not during the last three months been an affiliate of the Company, and (b) at least three years have elapsed since the Closing.